SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive proxy statement

☐	Definitive additional materials

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ADPT Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADPT Corporation

ADPT Corporation

691 South Milpitas Boulevard, Suite 208

Milpitas, California 95035

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

Our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at              on Wednesday, May 25, 2011 at         , local time.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

1. The election of six directors to our Board of Directors, each to serve until our 2012 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation, death or removal. Our Board of Directors intends to present the following nominees for election as directors:

Jon S. Castor	Jack L. Howard	Warren G. Lichtenstein
John Mutch	John J. Quicke	Lawrence J. Ruisi

2. Approval of a proposal giving our Board of Directors the authority to effect, in its discretion prior to our 2012 Annual Meeting of Stockholders, a reverse split of our outstanding and treasury shares of common stock, at an exchange ratio ranging between 1-for-100 and 1-for-500, with the exact exchange ratio to be determined by our Board of Directors in its sole discretion, immediately followed by a forward split of our outstanding and treasury shares of common stock, at an exchange ratio ranging between 10-for-1 and 150-for-1, with the exact exchange ratio to be determined by our Board of Directors in its sole discretion, by filing amendments to our Certificate of Incorporation.

3. An advisory vote to approve compensation of our named executive officers.

4. An advisory vote on the frequency of future stockholder advisory votes to approve compensation of our named executive officers.

5. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

6. The transaction of any other business that may properly come before the Annual Meeting or any postponement or adjournment of the Annual Meeting.

These items of business are more fully described in the attached Proxy Statement. Only stockholders of record at the close of business on April 8, 2011 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

By Order of the Board of Directors,

Mary L. Dotz

Vice President, Chief Financial

Officer and Corporate Secretary

Milpitas, California

April     , 2011

Whether or not you plan to attend the Annual Meeting, please cast your vote online, by telephone or by completing, dating, signing and promptly returning the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

ADPT Corporation

691 South Milpitas Boulevard, Suite 208

Milpitas, California 95035

PROXY STATEMENT

For 2011 Annual Meeting of Stockholders

April    , 2011

The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of ADPT Corporation, a Delaware corporation (the “Company,” “ADPT,” “we” or “us”), for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at              on Wednesday, May 25, 2011 at             , local time. This Proxy Statement and the accompanying form of proxy card / voting instruction card were first mailed to our stockholders on or about April             , 2011. Our Annual Report was a transition period for the nine-month period ended December 31, 2010 and is enclosed with this Proxy Statement (the “2010 Transition Report”).

Record Date; Quorum; List of Stockholders of Record

Only holders of record of common stock at the close of business on April 8, 2011 will be entitled to vote at the Annual Meeting. At the close of business on the record date, we had              shares of common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, represented by proxy or in person, will constitute a quorum for the transaction of business at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting. Stockholders may examine the list for purposes germane to the Annual Meeting.

Voting Rights; Required Vote

Stockholders are entitled to one vote for each share of common stock held by them as of the record date. Under our bylaws, directors must be elected by a majority of the votes cast in uncontested elections. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. Abstentions are not counted as votes “FOR” or “AGAINST” the election of directors. Our Corporate Governance Principles, which are available on our website at www.adptco.com under “Investors – Corporate Governance,” set forth our procedures for the nomination of an incumbent director in an uncontested election and our policy relating to the resignation of an incumbent director who fails to receive a majority of the votes cast in an uncontested election. Information on our website shall not constitute a part of this Proxy Statement. In contested elections, the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

Approval of Proposal No. 2, giving our Board the authority to effect, in its discretion prior to our 2012 Annual Meeting of Stockholders, a reverse split of our outstanding and treasury shares of common stock, at an exchange ratio ranging between 1-for-100 and 1-for-500, with the exact exchange ratio to be determined by our Board in its sole discretion, immediately followed by a forward split of our outstanding and treasury shares of common stock, at an exchange ratio ranging between 10-for-1 and 150-for-1, with the exact exchange ratio to be determined by our Board in its sole discretion, by filing amendments to our Certificate of Incorporation, requires the affirmative vote of a majority of our shares of common stock outstanding on the record date.

Approval of Proposal Nos. 3 and 5, regarding the advisory vote on the compensation of our named executive officers and ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, respectively, requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

With respect to Proposal No. 4, the advisory vote on the frequency of future advisory votes on compensation for our named executive officers, the alternative (one year, two years or three years) receiving the highest number of votes cast in person or by proxy will be considered the frequency recommended by stockholders.

Voting of Proxies

Stockholders that are “beneficial owners” (your ADPT shares are held for you in street name by your bank, broker or other nominee) have three options for submitting their votes before the Annual Meeting, by: (a) Internet, (b) telephone or (c) mailing a completed voting instruction card to your bank, broker or other nominee. If you have Internet access and are a beneficial owner of shares of ADPT common stock, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the voting instruction card. If you live in the United States or Canada and are a beneficial owner, you may also submit your proxy by telephone by following the “Vote by Telephone” instructions on the voting instruction card. If you received your Annual Meeting materials by mail and do not wish to vote online or by telephone, or if you are a “registered stockholder” (you hold your ADPT shares in your own name through our transfer agent, Registrar and Transfer Company, or you are in possession of stock certificates), please complete and properly sign the proxy card (registered holders) or voting instruction card (beneficial owners) you receive and return it in the prepaid envelope provided, and it will be voted in accordance with the specifications made on the proxy card or voting instruction card. If no specification is made on a signed and returned proxy card or voting instruction card, the shares represented by the proxy will be voted “FOR” the election to the Board of each of the six nominees named on the proxy card, “FOR” the amendments to our Certificate of Incorporation, which authorizes our Board to effect a reverse stock split followed immediately by a forward stock split, each within a range of specified exchange ratios, “FOR” the advisory vote on the approval of the compensation of our named executive officers, “One Year” for the frequency of future non-binding advisory votes on the approval of the compensation of our named executive officers and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and, if any other matters are properly brought before the Annual Meeting, the proxy will be voted as the Board may recommend. We encourage beneficial owners with Internet access to record your vote on the Internet or, alternatively, to vote by telephone. Internet and telephone voting is convenient, saves on postage and mailing costs and is recorded immediately, minimizing risk that postal delays may cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you also may vote in person, and any previously submitted votes will be superseded by the vote you cast at the Annual Meeting.

Effect of Abstentions and “Broker Non-Votes”

If a registered stockholder indicates on his or her proxy card that the stockholder wishes to abstain from voting, or a beneficial owner instructs its bank, broker or other nominee that the stockholder wishes to abstain from voting, these shares are considered present and entitled to vote at the Annual Meeting. These shares will count toward determining whether or not a quorum is present. Because directors are elected by the majority of the votes cast at the Annual Meeting in uncontested elections and by a plurality of votes cast in contested elections, abstentions will have no effect on the outcome of Proposal No. 1, concerning the election of the six nominees to our Board. Similarly, abstentions will have no effect on Proposal Nos. 3 and 4, concerning the non-binding, advisory votes on executive compensation and the frequency of future votes on executive compensation, and will have no effect on Proposal No. 5, concerning the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Abstentions will have the effect of votes “AGAINST” Proposal No. 2, concerning the amendment to our Certificate of Incorporation.

If a beneficial owner does not provide his or her broker with instructions as to how to vote the shares (“uninstructed shares”), the broker has authority to vote such uninstructed shares for or against “routine” proposals only. Proposal No. 5, ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, constitutes a “routine” proposal. Accordingly, a broker may vote uninstructed shares “FOR” or “AGAINST” Proposal No. 5 and such votes will count towards establishing quorum. Because Proposal Nos. 1, 2, 3 and 4 are non-routine matters, a broker may not vote uninstructed shares with respect to such Proposals; however, such uninstructed shares will be counted towards establishing quorum. Therefore, we encourage you to sign and return your proxy, with voting instructions, before the meeting so that your shares will be represented and voted at the Annual Meeting even if you cannot attend in person.

The inspector of elections appointed for the Annual Meeting will separately tabulate the relevant affirmative and negative votes, abstentions and broker non-votes (which are votes that could have been provided had the beneficial holder provided voting instructions to its broker) for each proposal.

Adjournment of Annual Meeting

If a quorum is not present to transact business at the Annual Meeting or if we do not receive sufficient votes in favor of the proposals by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit solicitation of additional proxies. The chairperson of the Annual Meeting shall have the power to adjourn the Annual Meeting. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy may remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted.

Expenses of Soliciting Proxies

Our Board is soliciting the proxy included with this Proxy Statement for use at the Annual Meeting. We will pay the expenses of soliciting proxies for the Annual Meeting. After the mailing of the proxy cards and other soliciting materials, we and/or our agents, including our directors, officers or employees, also may solicit proxies by mail, telephone, facsimile, email or in person. After the mailing of the proxy cards and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy cards and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. We will reimburse the record holders for their reasonable expenses if they ask us to do so. Our directors, officers and employees will not receive any additional compensation for any soliciting efforts in which they may be engaged.

Revocability of Proxies

Any person signing a proxy card or voting instruction card in the form accompanying this Proxy Statement has the power to revoke it at any time before it is voted. A proxy may be revoked by signing and returning a proxy card or voting instruction card with a later date, by delivering a written notice of revocation to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, that the proxy is revoked or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting of a stockholder who has previously appointed a proxy will not revoke the appointment. Please note, however, that if a stockholder has instructed a broker, bank or nominee to vote his, her or its shares of ADPT common stock, the stockholder must follow the directions received from the broker, bank or nominee to change his, her or its instructions. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder, unless such vote is revoked in person at the Annual Meeting according to the revocability instructions outlined above.

Electronic Delivery of Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you would be notified in the future via email as soon as the Annual Report and Proxy Statement are available on the Internet, and you can easily submit your vote online. Electronic delivery also can eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:

Registered Owner: follow the instructions on the proxy card enclosed with your Annual Meeting materials to enroll.

Beneficial Owner: visit www.icsdelivery.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our corporate number at (408) 945-8600 and request to speak with Investor Relations.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate voting materials to stockholders who may have more than one ADPT stock account, we have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of Annual Meeting materials will receive only one copy of the Annual Meeting materials and any additional proxy soliciting materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as conserve natural resources. Stockholders who participate in householding will continue to receive separate proxy cards or voting instruction cards.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year and you would like to have additional copies of the Annual Meeting materials mailed to you, please submit your request to ADPT Corporation, 691 South Milpitas Boulevard, Suite 208, Milpitas, California 95035, Attn: Investor Relations, or call (408) 945-8600 and request to speak with Investor Relations. You may also contact us at this address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 25, 2011.

The proxy materials, including this Proxy Statement, the enclosed proxy card / voting instruction card and our 2010 Transition Report on Form 10-K are available on our website at www.adptco.com/investor/proxy.

Directions to the Annual Meeting

The Annual Meeting will be held at              on Wednesday May 25, 2011 at             , local time. Directions to this location are available at www.adptco.com under the tab “            .”

Change in Fiscal Year End

On December 7, 2010, our Board approved a change in our fiscal year end from March 31 to December 31. As a result of this change, we filed a Transition Report on Form 10-K that includes information for the nine-month transition period from April 1, 2010 to December 31, 2010 (“Transition Period” or “2010T”). Disclosures surrounding certain historical information remain unchanged for the twelve month period from April 1 to March 31 for fiscal years ended March 31, 2010 (“fiscal 2010”), March 31, 2009 (“fiscal 2009”) and March 31, 2008 (“fiscal 2008”). Subsequent to the Transition Report on Form 10-K, our reports on Form 10-K will cover the calendar year from January 1 to December 31, with historical periods remaining unchanged.

Available Information

ADPT will mail without charge, upon written request, a copy of ADPT’s Transition Report on Form 10-K for the nine-month period ended December 31, 2010, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

ADPT Corporation

Attn: Investor Relations

691 South Milpitas Boulevard, Suite 208

Milpitas, California 95035

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of such words as “expects,” “anticipates,” “intends,” “hopes,” “believes,” “could,” “may,” “will,” “projects” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. We caution that a variety of factors, including but not limited to the following, could cause our results to differ materially from those expressed or implied in our forward-looking statements: the ability to monetize our remaining assets including our building and patent portfolio; our ability to deploy our capital in a manner that maximizes stockholder value; general economic conditions; ability to reduce our operating costs; the ability to identify suitable acquisition candidates or business and investment opportunities; adverse changes to our operating results and financial condition resulting from the disposition of certain data storage business assets; the possibility of being deemed an investment company under the Investment Company Act of 1940, as amended, which may make it difficult for us to complete future business combinations or acquisitions; the inability to realize the tax benefits of our net operating losses; the potential need to record additional impairment charges for long-lived assets or marketable securities based on current market conditions; the amount by which we expect to reduce our annual operating expenses due to the Transition Period restructuring plan; our expected liquidity in future periods and other risks detailed from time to time in filings we make with the SEC, including our Transition and Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. Except as required by law, we assume no obligation to update any forward-looking information that is included in this Proxy Statement.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board currently consists of Jon S. Castor, Jack L. Howard, Warren G. Lichtenstein, John Mutch, John J. Quicke and Lawrence J. Ruisi. Each of our current directors will stand for re-election at the Annual Meeting. Each of the nominees has agreed to serve as a director if elected. All of our current directors were previously elected by our stockholders except for Mr. Lichtenstein. It is intended that your proxy will be voted for the election of each of these six nominees unless you indicate otherwise on your proxy card.

Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve, or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

Directors/Nominees

The names and ages of the nominees for election to our Board and their respective principal occupations with ADPT as of the date of this Proxy Statement and certain information about them are set forth below. Additional biographical information concerning each of these nominees follows the table.

Name	Age	Principal Occupation
John J. Quicke	61	Interim President and Chief Executive Officer of ADPT; Director of ADPT; and Managing Director and operating partner of Steel Partners LLC
Jon S. Castor (1)(2)(4)	59	Director of ADPT and Private Investor
Jack L. Howard (2)(3)(4)	49	Director of ADPT and President of Steel Partners LLC
Warren G. Lichtenstein	45	Director of ADPT and Chairman and Chief Executive Officer of Steel Partners LLC
John Mutch (1)(2)(3)	54	Director of ADPT and President and Chief Executive Officer of Beyond Trust
Lawrence J. Ruisi (1)(3)(4)	62	Director of ADPT and Private Investor/Consultant

(1)	Member of the Audit Committee of the Board (“Audit Committee”).

(2)	Member of the Compensation Committee of the Board (“Compensation Committee”).

(3)	Member of the Governance and Nominating Committee of the Board (“Governance and Nominating Committee”).

(4)	Former member of the Strategic Committee of the Board (“Strategic Committee”), which was dissolved in June 2010.

Directors

John J. Quicke has served as a member of our Board since 2007 and as our Interim President and Chief Executive Officer since January 2010. Mr. Quicke is a Managing Director and operating partner of Steel Partners LLC, a global management firm. He has been associated with Steel Partners LLC and its affiliates since September 2005. Mr. Quicke served as a director, President and Chief Executive Officer of DGT Holdings Corp., a company that is engaged in developing, manufacturing and marketing medical and dental imaging systems, and power conversion subsystems and components worldwide, since September 2009. He has served as a director of Rowan Companies, Inc., a contract drilling company, since January 2009. Mr. Quicke served as a director of Angelica Corporation, a provider of health care linen management services, from August 2006 to July 2008. Mr. Quicke served as Chairman of the Board of NOVT from April 2006 to January 2008 and served as President and Chief Executive Officer of NOVT from April 2006 to November 2006. He served as a director of Layne

Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from October 2006 to June 2007. He served as a director of Handy & Harman Ltd. from July 2005 to December 2010. Mr. Quicke continues to serve as a Vice President of Handy & Harman Ltd., a position he has held since July 2005. Mr. Quicke served as a director, President and Chief Operating Officer of Sequa Corporation, a diversified industrial company, from 1993 to March 2004, and Vice Chairman and Executive Officer of Sequa from March 2004 to March 2005. As Vice Chairman and Executive Officer of Sequa, he was responsible for the Automotive, Metal Coating, Specialty Chemicals, Industrial Machinery and Other Product operating segments of the company. From March 2005 to August 2005, Mr. Quicke occasionally served as a consultant to Steel Partners and explored other business opportunities.

The Board has determined that Mr. Quicke’s extensive experience, including board service on eight public companies over 15 years, over 20 years of significant operating experience (in each case including participation in acquisition and disposition transactions), as well as his financial and accounting expertise, allow him to effectively lead the management of the Company, including the planned redeployment of capital and acquisition strategy of the Company.

Jon S. Castor has served as a member of our Board since 2006 and has been a private investor since June 2004. Mr. Castor has also served as a director of Zoran Corporation, a provider of semiconductor and system solutions to the digital entertainment and digital imaging markets, since March 2011. Mr. Castor has also served as a member of the Board of Omneon, a world leader in broadcast video servers, from December 2006 and as its Chairman from April 2007 until Omneon’s acquisition by Harmonic in September 2010. From August 2003 to June 2004, Mr. Castor was a senior executive with Zoran Corporation, a provider of digital solutions for applications in the digital entertainment and digital imaging markets, including service as Senior Vice President and General Manager of Zoran’s DTV Division. From October 2002 to August 2003, Mr. Castor was the Senior Vice President and General Manager of the TeraLogic Group at Oak Technology Inc., a developer of integrated circuits and software for digital televisions and printers, which was acquired by Zoran. In 1996, Mr. Castor co-founded TeraLogic, Inc., a developer of digital television integrated circuits, software and systems, where he served in several capacities, including as its Chief Executive Officer and as a director from November 2000 to October 2002, when it was acquired by Oak Technology. Mr. Castor previously served on the Board of California Micro Devices Corporation from July 2009 until its acquisition by ON Semiconductor in January 2010 and on the Board of Genesis Microchip from November 2004 until its acquisition by ST Microelectronics in January 2008.

The Board has determined that Mr. Castor’s thirty-plus years of experience, including as a Chief Executive Officer, Chairman, director of public and private companies, executive officer, entrepreneur, and strategy consultant, enable him to assist in the effective management of the Company, including the planned redeployment of capital and acquisition strategy of the Company.

Jack L. Howard has served as a member of our Board since 2007. Mr. Howard is the President of Steel Partners LLC, a global management firm, and has been associated with Steel Partners LLC and its affiliates since 1993. Mr. Howard has been the President of Steel Partners Holdings L.P. (“SPH”), a global diversified holding company that engages or has interests in a variety of operating businesses through its subsidiary companies, since January 2009. Mr. Howard co-founded Steel Partners II, L.P., a private investment partnership, in 1993. He has been a registered principal of Mutual Securities, Inc., a FINRA registered broker-dealer, since 1989. He has served as Chairman of the Board of Ore Pharmaceutical Inc., a pharmaceutical asset management company, since October 2010. Mr. Howard has served as the President of SP Acquisition Holdings, Inc. (“SP Acquisition”), a company formed for the purpose of acquiring one or more businesses or assets, since July 2009. He also served as Chief Operating Officer from June 2007 to October 2009 and has served as its Secretary from February 2007 to October 2009. He also served as a director of SP Acquisition from February 2007 to June 2007 and as its Vice-Chairman from February 2007 to August 2007. Mr. Howard served as Chairman of the Board of a predecessor entity of SPH from June 2005 to December 2008, as a director from 1996 to December 2008 and its Vice President from 1997 to December 2008. From 1997 to May 2000, he also served as Secretary, Treasurer and

Chief Financial Officer of SPH’s predecessor entity. Mr. Howard has served as a director of NOVT Corporation, a former developer of advanced medical treatments for coronary and vascular disease, since April 2006 and as the Treasurer of NOVT since September 2007. He has served as a director of CoSine Communications, Inc., a former global telecommunications equipment supplier, since July 2005. He served as Chairman of the Board and Chief Executive Officer of Gateway Industries, Inc., until February 2011 when it merged with Sillerman Investment Corporation. Formerly it was a provider of database development and web site design and development services, and he served as Chief Executive Officer from February 2004 to April 2007, and as Vice President from December 2001 to April 2007. Mr. Howard serves as Chairman of the Board of BNS Holdings, Inc., a holding company, whose business is now an oil services company, since July 2010. He currently holds the securities licenses of Series 7, Series 24, Series 55, and Series 63.

The Board has determined that Mr. Howard’s managerial and investing experience in a broad range of businesses over the past 26 years, service on the boards of directors and committees of both public and private companies, enable him to assist in the effective management of the Company, including the planned redeployment of capital and acquisition strategy of the Company.

Warren G. Lichtenstein has served as a member of our Board since 2010. Mr. Lichtenstein is the Chairman and Chief Executive Officer of Steel Partners LLC, a global management firm. Mr. Lichtenstein has been associated with Steel Partners LLC and its affiliates since 1990. He currently serves as the Chairman and Chief Executive Officer of SPH since June 1999. Mr. Lichtenstein is a Co-Founder of Steel Partners Japan Strategic Fund (Offshore), L.P., a private investment partnership investing in Japan, and Steel Partners China Access I LP, a private equity partnership investing in China since March 2006. He also co-founded Steel Partners II, L.P., a private investment partnership which is now a wholly-owned subsidiary of SPH (“SPII”) in 1993. Mr. Lichtenstein was the Chairman of the Board, President and Chief Executive Officer of SP Acquisition from February 2007 to October 2009. Mr. Lichtenstein has served as a director of SL Industries, Inc., a designer and manufacturer of power electronics and related products, since March 2010, and of GenCorp Inc., a technology based manufacturer of aerospace and defense products and systems, since March 2008. He previously served as a director (formerly Chairman of the Board) of SL Industries from January 2002 to May 2008 and served as its Chief Executive Officer from February 2002 to August 2005. Mr. Lichtenstein has served as Chairman of the Board of Handy & Harman Ltd., a diversified industrial products manufacturing company, since July 2005. He served as a director of KT&G Corporation, South Korea’s largest tobacco company, from March 2006 to March 2008. He was a director (formerly Chairman of the Board) of United Industrial Corporation, a company principally focused on the design, production and support of defense systems, which was acquired by Textron Inc., from May 2001 to November 2007. He served as a director of the predecessor entity of SPH from 1996 to June 2005, as Chairman and Chief Executive Officer from December 1997 to June 2005 and as President from December 1997 to December 2003. He served as a director of Layne Christensen Company, a provider of products and services for the water, mineral, construction and energy markets, from January 2004 to October 2006. He served as a director of BKF Capital Group, Inc., the parent company of Jon A. Levin & Co., an investment management firm, from June 2005 to June 2006.

The Board has determined that Mr. Lichtenstein’s extensive experience in corporate finance, executive management and his service as a director and advisor to a diverse group of public companies enable him to assist in the management of the Company, including the planned redeployment of capital and acquisition strategy of the Company.

John Mutch has served as a member of our Board since 2007. Mr. Mutch has been the President and Chief Executive Officer of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions sold into the Global 2000 IT infrastructure market, since October 2008. In addition, Mr. Mutch is the founder and managing partner of MV Advisors LLC, a strategic block investment firm which provides focused investment and strategic guidance to small and mid-cap technology companies, since December 2005. Prior to founding MV Advisors, in March 2003, Mr. Mutch was appointed by the U.S. Bankruptcy court to the Board of Peregrine Systems. He assisted that company in a bankruptcy work out proceeding and was named President and Chief Executive Officer in July 2003. Mr. Mutch ran Peregrine Systems operating the company under an SEC consent decree and successfully restructured the company culminating in a sale to Hewlett-Packard Company in December 2005. Previous to running Peregrine Systems, Mr. Mutch served as President, Chief Executive Officer and a director of HNC Software, an enterprise analytics software provider. Before HNC Software, Mr. Mutch spent seven years at Microsoft Corporation in a variety of executive sales and marketing positions. Mr. Mutch previously served on the boards of Phoenix Technology, Edgar Online, Aspyra, Overland Storage and Brio Software. He is currently a director at Agilysys, Inc. since March 2009.

The Board has determined that Mr. Mutch’s extensive experience in restructuring and building public technology companies enable him to assist in the effective management of the Company, including the planned redeployment of capital and acquisition strategy of the company. His background as a Chief Executive Officer also provides him with experience and knowledge in financial reporting matters, which are also valuable in managing the Company.

Lawrence J. Ruisi has served as a member of our Board since 2008. Mr. Ruisi is a private investor/consultant and also serves on the Board of Governors of Sound Shore Medical Center where he was Chairman from 2002 to 2006. Mr. Ruisi was Chief Executive Officer and President of Loews Cineplex Entertainment from 1998 to 2002, Executive Vice President of Sony Pictures Entertainment from 1991 to 1998, Senior Vice President of Columbia Pictures Entertainment from 1987 to 1990 and Senior Vice President Finance and Vice President and Controller of Tri-Star Pictures from 1983 to 1987. Mr. Ruisi started his career in public accounting and worked for Price Waterhouse & Co. from 1970 to 1983. He also serves on the Board of Hughes Communications, Inc., a provider of broadband satellite network services and systems, and Innkeepers USA, a privately held hotel real estate investment trust. In the past five years Mr. Ruisi has also served on the Board of Wyndham International Inc., an upscale hotel/resort chain and Rowan Companies Inc., an oil and gas drilling company.

The Board has determined that Mr. Ruisi’s broad range of business knowledge, experience as an executive officer, director and investor, and extensive financial expertise enable him to assist in the effective management of the Company, including the planned redeployment of capital and acquisition strategy of the Company. Additionally, his background as Chief Executive Officer and accounting experience is also valuable in managing the Company.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Principles require that only non-management directors be eligible to be our Chairman. This principle was adopted based upon our Board’s belief that it is in the best interests of the Company and our stockholders to separate the roles of Chairman and Interim Chief Executive Officer. We believe that freeing our Interim Chief Executive Officer from this responsibility allows him to focus on the operations of our Company, while our Chairman is enabled to focus on the larger strategic interests of the Company.

Among the responsibilities that our Corporate Governance Principles place upon our Board is the oversight of the conduct of our business to evaluate whether it is being properly managed. Within this responsibility is the obligation to oversee risk management. The involvement of the full Board in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. The Board fulfills this responsibility by its regular updates from management, including our Interim President and Chief Executive Officer and our Chief Financial Officer. Additionally, the Board delegates responsibility for certain aspects of risk management to its committees. In particular, the Audit Committee focuses on financial reporting risks and related controls and procedures. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Governance and Nominating Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.

Director Independence

Each of our current directors, other than Mr. Quicke, qualifies as “independent” in accordance with the rules of the NASDAQ Stock Market (“NASDAQ”). Our Board has determined to use the definition of independence contained in the rules of the NASDAQ, even though such definitions do not currently apply to us because we are not listed on the NASDAQ. The NASDAQ independence definition includes a series of objective tests, including that a director may not be our employee or interim officer, and that the director has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ rules, our Board has made a subjective determination as to each director determined to be independent that no relationship exists which, in the opinion of the Board, would interfere with the exercise of such director’s independent judgment in carrying out the responsibilities of a director.

Meetings of the Board

During the Transition Period, the Board met seven times, including telephone conference meetings. All directors attended 100% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the director served during the Transition Period.

Committees of the Board

Standing committees of the Board consist of the Audit Committee, Compensation Committee and Governance and Nominating Committee. Each of the Audit Committee, Compensation Committee and Governance and Nominating Committee operates under a written charter approved by the Board, all of which are available on our website at www.adptco.com. Each of these charters also is available in print to any stockholder upon request.

We strongly encourage directors to attend our annual meetings of stockholders. The Board endeavors to hold its Board and Board committee meetings on the same day as the annual meeting of stockholders to encourage director attendance. Each of our directors then serving on our Board attended our fiscal 2009 Annual Meeting of Stockholders held on March 31, 2010.

Audit Committee. The current members of the Audit Committee are John Mutch (Chair), Jon S. Castor and Lawrence J. Ruisi. Each of the members of our Audit Committee is “independent” as defined by the rules of the NASDAQ and meet the financial literacy requirements of NASDAQ. Each of the current members served on our Audit Committee during our Transition Period. Our Board has determined that Mr. Ruisi qualifies as an “audit committee financial expert,” as defined under Item 407(d)(5) of Regulation S-K and meets the NASDAQ financial sophistication requirement of having past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities given his experience in public accounting and his professional experience as a controller and chief financial officer. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Ruisi’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Ruisi any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board.

The Audit Committee met seven times during the Transition Period, including telephone conference meetings. The Audit Committee assists the full Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, compensation and retention of our independent registered public accounting firm, which reports to the Audit Committee. In addition, any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board.

Compensation Committee. The current members of the Compensation Committee are Jon S. Castor (Chair), Jack L. Howard and John Mutch, each of whom has served on the Compensation Committee for all of the Transition Period. Each of the current Compensation Committee members is “independent” as defined by the rules of the NASDAQ, an “outside” director as defined in the Internal Revenue Code of 1986, as amended, and a “non-employee director,” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

The Compensation Committee ensures that our executive compensation and benefits program is consistent with our compensation philosophy and our corporate governance guidelines and is empowered to determine executive officers’ total compensation, and, subject to the approval of the Board, to determine our Interim Chief Executive Officer’s total compensation.

The Compensation Committee reviews our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our executive officers.

In the Transition Period, all Compensation Committee members attended all four Compensation Committee meetings. Typically, Compensation Committee meetings are also attended by our Chief Executive Officer and Chief Financial Officer for all appropriate portions of such meetings. For more information, see “Executive Compensation—Compensation Discussion and Analysis” below.

Governance and Nominating Committee. The current members of the Governance and Nominating Committee are Jack L. Howard (Chair), John Mutch and Lawrence J. Ruisi, each of whom has served on the Governance and Nominating Committee for all of the Transition Period. Each of the current Governance and Nominating Committee members is “independent” as defined by the rules of the NASDAQ.

The Governance and Nominating Committee is responsible for reviewing the qualifications of potential candidates for membership on our Board and recommending such candidates to the full Board. In addition, the Governance and Nominating Committee makes recommendations regarding the structure and composition of our Board and advises and makes recommendations to the full Board on matters concerning corporate governance. In addition, the Governance and Nominating Committee determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the rules of NASDAQ, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. The Governance and Nominating Committee met four times during the Transition Period.

Strategic Committee. The Strategic Committee, which was formed in December 2009, was responsible for the review and exploration of the Company’s strategic alternatives, including the evaluation and negotiation of a possible sale of certain of our assets and operations. With the sale of the DPS Business to PMC-Sierra, Inc., the Strategic Committee was dissolved on June 17, 2010. The members of the Strategic Committee were Lawrence J. Ruisi (Chair), Jon S. Castor and Jack L. Howard during the portion of the Transition Period that it was in existence. The Strategic Committee met one time during the Transition Period.

Consideration of Director Nominees; New Nominees for Director

Director Qualifications. The goal of the Governance and Nominating Committee is to ensure that our Board possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board. To this end, the Governance and Nominating Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. It is the policy of the Company to seek the most qualified candidates for Board membership without regard to race, gender, national origin, religion, disability, age or sexual orientation. The Company seeks a diversity of viewpoints in order to better understand the technical, economic, political and social environments in which it operates. In addition, the Governance and Nominating Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Governance and Nominating Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Governance and Nominating Committee submits its chosen nominees to the Board for approval.

New Nominees for Director. The Governance and Nominating Committee has, in the past, utilized the services of an executive recruitment firm to assist it in identifying suitable candidates to join our Board.

Stockholder Nominees. The Governance and Nominating Committee will consider stockholder recommendations for director candidates. If a stockholder would like to recommend a director candidate for the 2012 Annual Meeting of Stockholders, the stockholder must deliver the recommendation to our Corporate Secretary at our principal executive offices no later than 75 days prior to and no earlier than 105 days prior to May 25, 2012, the anniversary of the 2011 Annual Meeting (the deadline for nominations for the 2012 Annual Meeting of Stockholders is between February 10, 2012 and March 11, 2012); provided, however, if the 2012 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the 2011 Annual Meeting, then notice by the stockholder to be timely must be delivered no later than 75 days prior to and no earlier than 105 days prior to the 2012 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2012 Annual Meeting of Stockholders is first made by our Board.

Recommendations for candidates should be accompanied by personal information about the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and the other information that would be required in the stockholder notice required by Section 1.12 of our bylaws. A stockholder recommending a candidate may be asked to submit additional information as determined by the Governance and Nominating Committee and as necessary to satisfy the rules of the SEC or the NASDAQ. If a stockholder’s recommendation is received within the time period set forth above and the stockholder has met the criteria set forth above, the Governance and Nominating Committee will evaluate such candidate, along with the other candidates being evaluated by the Governance and Nominating Committee, in accordance with the committee’s charter and will apply the criteria described under “Consideration of Director Nominees; New Nominees for Director—Director Qualifications” above.

There have been no changes to the procedures by which our security holders may recommend nominees to our Board since the filing of our Definitive Proxy Statement on March 17, 2010 for our fiscal 2009 annual meeting of stockholders, which was held on March 31, 2010.

Currently, there is one vacancy on our Board, which became open when the Board size was increased to seven directors in October 2010. The Governance and Nominating Committee is seeking a qualified independent director to fill this vacancy.

Communication with the Board

You may contact the Board by sending an email to directors@adptco.com or by mail to Board of Directors, c/o Investor Relations, ADPT Corporation, 691 South Milpitas Boulevard, Suite 208, Milpitas, California 95035. An employee will forward these emails and letters directly to the Board. We reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.

Corporate Governance Guidelines

The Board serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board has adopted Corporate Governance Principles to assist in the performance of its responsibilities. These principles are available on our website at www.adptco.com under the tab “Investors—Corporate Governance.”

Code of Conduct

We maintain a Code of Business Conduct, Ethics, and Compliance, which incorporates our code of ethics that is applicable to all employees, including all officers, and our independent directors with regard to their ADPT-related activities. The Code of Business Conduct, Ethics, and Compliance incorporates our guidelines designed to deter wrongdoing and to promote honest and ethical conduct and compliance with applicable laws and regulations. It also incorporates our expectations of our employees that enable us to provide accurate and timely disclosure in our filings with the SEC, and other public communications. In addition, it incorporates our guidelines pertaining to topics such as health and safety compliance; diversity and non-discrimination; supplier expectations; and privacy. The full text of the Code of Business Conduct, Ethics, and Compliance is published on our website under “Corporate Governance” at investor.adptco.com. We will post any amendments to the Code of Business Conduct, Ethics, and Compliance, as well as any waivers that are required to be disclosed by the rules of the SEC on our website.

Majority Voting and Director Resignation Policy

In May 2009, our Board amended our bylaws to provide for a majority voting standard for the election of directors in uncontested elections and added a director resignation policy in our Corporate Governance Principles. In accordance with our Corporate Governance Principles, in an uncontested election, our Board will not nominate an incumbent director for re-election as a director unless, prior to such nomination, the incumbent has submitted a resignation as a director, which resignation will be effective upon the earlier of (i) the Boards’ acceptance of the director’s resignation following the director’s failure to receive a sufficient number of votes for re-election at any meeting of the stockholders of the Company at which the director’s seat on the Board is subject to election or (ii) the 90th day after certification of the election results evidencing such failure to be re-elected. Prior to the effectiveness of such resignation, the Board may reject such resignation and permit the director to withdraw such resignation.

Under our Corporate Governance Principles, if an incumbent director fails to receive the required vote for re-election, the Governance and Nominating Committee will act on an expedited basis to determine whether to accept or reject the director’s resignation and will submit such recommendation for prompt consideration by the Board. Thereafter, the Board will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. If the Board decides to reject the resignation, it will permit the director to withdraw the resignation prior to its effectiveness. The Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Required Vote and Board Recommendation

In uncontested elections, directors will be elected by a majority of the votes cast at the meeting, at which a quorum is present either in person or by proxy. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. In contested elections (an election in which the number of nominees for election as director is greater than the number of directors to be elected), the vote standard would be a plurality of votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining if a quorum is present. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your shares with respect to the election of directors to our Board. Such abstentions and broker non votes will have no effect on the outcome of the election of directors to our Board, but such shares will be counted for purposes of establishing a quorum.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

PROPOSAL NO. 2—APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF

INCORPORATION GRANTING OUR BOARD THE DISCRETION TO EFFECT A REVERSE

STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT

Overview

Our Board is asking you to approve a proposal giving our Board the authority to effect, in its discretion prior to our 2012 Annual Meeting of Stockholders, a reverse stock split of all outstanding and treasury shares of our common stock (the “Reverse Split”), at an exchange ratio ranging between 1-for-100 and 1-for-500 (each the “ Reverse Exchange Ratio” and collectively, the “Reverse Exchange Ratios”), determined by our Board in its sole discretion, immediately followed by a forward stock split of the outstanding and treasury shares of our common stock (the “Forward Split”) at an exchange ratio ranging between 10 -for-1 and 150-for-1 (each the “Forward Exchange Ratio” and collectively, the “Forward Exchange Ratios”), determined by our Board in is sole discretion, by filing amendments to our Certificate of Incorporation. Together the Reverse Split and the Forward Split may be referred to as the “Reverse/Forward Split.” The Reverse Exchange Ratio and the Forward Exchange Ratio, when discussed together may be referred to as the “Exchange Ratios.” If the proposed amendments to our Certificate of Incorporation are approved, our Board will have the sole discretion to elect, based on the ranges above, as it determines to be in the best interests of us and our stockholders, whether or not to effect the Reverse/Forward Split and at which Exchange Ratios. Our Board may elect not to implement the Reverse/Forward Split at its sole discretion, even if it is approved by our stockholders.

If our Board elects to implement the Reverse/Forward Split, the Company would file with the Delaware Secretary of State certificates of amendment to our Certificate of Incorporation which would include the applicable Exchange Ratios. The proposed forms of amendment to our Certificate of Incorporation are attached as Appendixes A and B to this Proxy Statement. The number of authorized shares of our common stock will be adjusted in accordance with the exact Exchange Ratios utilized in the Reverse/Forward Split. The par value of our common stock at $0.001 per share would remain unchanged.

If our Board elects to implement the Reverse/Forward Split, then stockholders holding a number of shares of our common stock that is less than the number of shares utilized in the Reverse Exchange Ratio would be entitled to receive a cash payment for all of such stockholder’s shares by virtue of the Reverse Split (the “Cashed Out Stockholders”). Following the Reverse Split, the shares of all stockholders who are not Cashed Out Stockholders, as well as the treasury shares, will participate in the Forward Split. All fractional shares remaining following the Forward Split (other than those attributable to treasury shares) will be entitled to receive a cash payment in lieu of such fractional shares. In each of the above cases, the amount of the cash payment that a stockholder would be entitled to receive will be determined in the manner set forth below under “Payment for Fractional Shares” below.

If the Board elects to implement the Reverse/Forward Split, we intend to issue a press release announcing the terms and effective date of the Reverse/Forward Split before we file certificates of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. We will also file notice with the Financial Industry Regulatory Authority or “FINRA”, pursuant to Rule 10b-17 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Purposes for the Proposed Reverse/Forward Split

The Reverse/Forward Split would benefit the Company and our stockholders by reducing the Company’s administrative burdens and costs by cashing out smaller stockholders. The cost of administering each stockholder’s account and the amount of time spent by our management in responding to stockholder requests is the same regardless of the number of shares held in the account. Accordingly, our cost of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. In view of the disproportionate cost to us of maintaining small stockholder accounts, we believe that it would be beneficial to us and our stockholders as a whole to eliminate the administrative burden and cost associated with these smaller accounts.

The Reverse/Forward Split is also intended to result in a price level for our common stock that will broaden institutional investor interest. We believe that a number of investment funds and other institutional investors are reluctant to invest, and in some cases may be prohibited from investing, in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By decreasing the number of our shares of common stock outstanding through the Reverse/Forward Split, we believe we may be able to raise our common stock price to a level where our common stock could be viewed more favorably by potential investors. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stocks. A higher stock price could alleviate this concern. The combination of lower transaction costs and increased interest from institutional investors could have the effect of improving the trading liquidity of our common stock.

The Board believes that stockholder approval of the proposal granting the Board discretion to set the actual Exchange Ratios within the described ranges, rather than stockholder approval of a specified exchange ratio, provides it with maximum flexibility to react to market conditions, including the liquidity and the likely effect on the market price of our common stock. If the Board elects to effect a Reverse/Forward Split utilizing one of the Reverse Exchange Ratios and one of the Forward Exchange Ratios, the Board will be deemed to have abandoned its authorization related to any other Reverse Exchange Ratios or Forward Exchange Ratios.

Additionally, the Reverse/Forward Split will enable holders of smaller numbers of our shares of common stock to dispose of their investment without paying brokerage fees on the transactions.

Our Board intends to implement the Reverse/Forward Split if it believes that this action is in the best interests of ADPT and our stockholders. Such determination shall be based upon a variety of factors, including but not limited to, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If our Board ultimately determines to effect the Reverse/Forward Split, the Board will determine the exact ratios within the approved Exchange Ratios that it believes will result in the greatest marketability of our common stock based on prevailing market conditions. No further action on the part of our stockholders would be required to either effect or abandon the Reverse/Forward Split. Notwithstanding approval of any of the proposed Exchange Ratios by our stockholders, our Board may, in its sole discretion, determine to delay the effectiveness of the Reverse/Forward Split. Our Board does not intend to implement the Reverse/Forward Split as part of or as the first step in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act.

Certain Risks Associated with the Reverse/Forward Split

If the Reverse/Forward Split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve. While we believe that a higher stock price may help generate investor interest in our common stock, the Reverse/Forward Split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the Reverse/Forward Split may result in a greater percentage decline than would occur in the absence of the Reverse/Forward Split. If the Reverse/Forward Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

The Reverse/Forward Split may reduce the liquidity and increase the volatility of our stock. Following the Reverse/Forward Split, our outstanding shares will be reduced by an exchange ratio chosen by our Board, which may lead to reduced trading and a smaller number of market makers for our common stock. In addition, stocks trading at a 30-day average below $5 generally may not be sold short. Following the Reverse/Forward Split, to the extent our per-share trading price is consistently above $5, investors may short our stock. This may increase the volatility of our stock price.

Our total market capitalization immediately after the proposed Reverse/Forward Split may be lower than immediately before the proposed Reverse/Forward Split. There are numerous factors and contingencies that could affect our stock price following the proposed Reverse/Forward Split, including the status of the market for our common stock at the time, our reported results of operations in future periods, and general economic, market and industry conditions. Accordingly, the market price of our common stock may not be sustainable at the direct arithmetic result of the Reverse/Forward Split. If the market price of our common stock declines after the Reverse/Forward Split, our total market capitalization (the aggregate value of all of our outstanding common stock at the then existing market price) after the Reverse/Forward Split will be lower than before the Reverse/Forward Split.

The Reverse/Forward Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell. The Reverse/Forward Split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in “round lots” of even multiples of 100 shares.

Potential Effects of the Proposed Reverse/Forward Split

Effects on ADPT. The immediate effect of a Reverse/Forward Split would be to reduce the number of our authorized shares of common stock, shares of our outstanding common stock, and shares of common stock held in our treasury, and to increase the trading price of our common stock. However, as discussed above, the effect of the Reverse/Forward Split upon the market price of our common stock cannot be predicted, and the history of Reverse/Forward Split for companies having the effect of reducing the number of outstanding shares of the any such company’s outstanding stock sometimes improves stock performance and sometimes does not. We cannot assure you that the trading price of our common stock after the Reverse/Forward Split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the Reverse/Forward Split. Also, we cannot assure you that a Reverse/Forward Split would lead to a sustained increase in the trading price of our common stock. The trading price of our common stock may change due to a variety of other factors, including our operating results, other factors related to our business and general market conditions.

The following table is an illustration only and reflects the approximate number of shares of our common stock that would be outstanding and held in treasury as a result of the Reverse/Forward Split being implemented, as well as the reduction in our authorized number of shares of common stock, subject to equity incentive plans and that are unreserved and available for future issuance, assuming implementation of the Reverse Split of 1-for-500 shares of common stock, the maximum Reverse Exchange Ratio in the range to be authorized, followed immediately by the Forward Split of 150-for-1, the maximum Forward Exchange Ratio to be authorized. The table is based on 108,822,141 shares of our common stock outstanding as of December 31, 2010 without accounting for fractional shares which will be cashed out by company as described below under the heading “Fractional Shares.”

	Number of Shares Prior to Reverse/Forward Split		Number of Shares After Reverse Split		Number of Shares After Forward Split
Common Stock			1-for-500		150-for-1
Authorized	400,000,000		120,000,000		120,000,000
Issued and Outstanding	108,822,141		217,644		32,646,600
Authorized, Reserved and Available for Future Issuance under our Equity Compensation Plans	17,882,448		35,764		5,364,600
Authorized Unreserved and Available for Future Issuance	273,295,411	(1)	119,746,592	(1)	81,988,800	(1)

(1)	Amounts include shares of common stock held in our treasury.

It is our intention to implement the reduction in our shares of authorized common stock in the amendment to our Certificate of Incorporation that implements the Reverse Split. The number of our authorized shares of common stock will be changed to a number equal to the product of the current number of authorized shares of common stock and the Exchange Ratios. Although the number of shares of our authorized common stock will be reduced following the Reverse/Forward Split, our authorized shares of preferred stock will remain at 1,000,000.

Effects on Ownership by Individual Stockholders. If we implement the Reverse/Forward Split, the Reverse Split and Forward Split will take effect nearly simultaneously and in the same ratio for all outstanding shares of our common stock. The Reverse/Forward Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent that stockholders are Cashed Out Stockholder or will otherwise hold fractional shares following the Reverse/Forward Split. As described below under “Payment for Fractional Shares,” Cashed Out Stockholders and stockholders that would otherwise receive fractional shares following the Reverse/Forward Split will be entitled to a cash payment in lieu of such fractional shares held by such stockholders following the Reverse/Forward Split. The cash payments will reduce the number of post-Reverse/Forward Split holders of our common stock to the extent there are stockholders who would otherwise receive less than one share of common stock after the Reverse/Forward Split. In addition, the Reverse/Forward Split will not affect any remaining stockholder’s proportionate voting power (subject to the treatment of fractional shares).

Effect on Options. If we implement the Reverse/Forward Split, the terms of our outstanding options would be adjusted as a result of such action, as required by the terms of these securities. In particular, the exercise price would be adjusted, in accordance with the terms of each instrument based on the Exchange Ratios used in the Reverse/Forward Split. Also, the number of shares reserved for future issuance under our existing stock option plans would be reduced proportionally based on the Exchange Ratios utilized in the Reverse/Forward Split. None of the rights currently accruing to holders of our options would be affected by the Reverse/Forward Split.

Other Effects on Outstanding Shares. If we implement the Reverse/Forward Split, the rights and preferences of the outstanding shares of our common stock would remain the same after the Reverse/Forward Split. Each share of our common stock issued pursuant to the Reverse/Forward Split would be fully paid and nonassessable.

Our common stock is currently registered under Section 12(g) of the Exchange Act. As a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse/Forward Split would not affect the registration of our common stock under the Exchange Act.

Authorized Shares of Common Stock. The Reverse/Forward Split, if implemented, would change the number of authorized shares of our common stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our authorized pool of common stock would decrease. These additional shares of common stock would also be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into common stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. We have no current plan to issue shares from these additional shares.

Procedure for Effecting the Proposed Reverse/Forward Split and Exchange of Stock Certificates

If our stockholders approve the Reverse/Forward Split, our Board may elect whether or not to implement the Reverse/Forward Split, and the Exchange Ratios to utilize. The Reverse/Forward Split would be implemented by filing amendments to our Certificate of Incorporation with the Delaware Secretary of State, and the Reverse/Forward Split would become effective on the date that both filings are accepted by the Delaware Secretary of State.

As of the effective date of the Reverse/Forward Split, each certificate representing shares of our common stock outstanding before the Reverse/Forward Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the Reverse/Forward Split plus the right to receive a cash payment for any fractional shares outstanding, if any, or the right to receive a cash payment with respect to a Cashed Out Stockholder. All shares, underlying options and other securities would also be automatically adjusted on the effective date.

Our transfer agent would act as the exchange agent for purposes of implementing the exchange of stock certificates and distribution of cash for Cashed Out Stockholders and any fractional shares of other stockholders. As soon as practicable after the effective date, stockholders and holders of securities convertible into our common stock would be notified of the effectiveness of the Reverse/Forward Split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse/Forward Split, or in the case of Cashed Out Stockholders or other stockholders that would otherwise receive fractional shares, a cash payment for such fractional shares. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange. No new certificates or cash payment would be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse/Forward Split would continue to be valid and would represent the adjusted number of shares based on the Exchange Ratios utilized in the Reverse/Forward Split, rounded down to the nearest whole share and any fractional shares would be paid in cash as discussed further below.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

Fractional Shares

No fractional shares of our common stock will be issued as a result of the implementation of the Reverse/Forward Split. Instead, our transfer agent will aggregate all fractional shares of Cashed Out Stockholders and any fractional shares of remaining stockholders after the Reverse/Forward Split and sell them as soon as practicable after the effective time at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. We expect that the transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of our common stock. After the transfer agent’s completion of such sale, stockholders will receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

No transaction costs will be assessed on stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse/Forward Split and the date payment is made for their fractional share interest in our common stock. You should also be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Certificate of Incorporation or bylaws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by stock splits generally.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.001 per share after the Reverse/Forward Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the Reverse/Forward Split.

Federal Income Tax Consequences

The following is a summary of certain material federal income tax consequences of the Reverse/Forward Split; however, this does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse/Forward Split. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to stockholders who are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. This discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares will be, held as capital assets, as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). Tax treatment may vary depending upon particular facts and circumstances. Accordingly, each stockholder should consult with his or her own tax advisor concerning the effects of the Reverse/Forward Split and, in particular, the manner in which the tax basis and holding period of the stockholder’s post-split shares will be determined.

Each stockholder should recognize no gain or loss upon the exchange of pre-split shares for post-split shares pursuant to the Reverse/Forward Split. In general, the receipt of cash by a stockholder instead of a fractional share will result in a taxable gain or loss to such stockholders. The amount of the taxable gain or loss to a stockholder will be determined based upon the difference between the amount of cash received by such stockholder and the portion of the basis of the pre-Reverse/Forward Split of our common stock allocable to such fractional interest. The gain or loss recognized will constitute capital gain or loss and will constitute long-term capital gain or loss if the stockholder’s holding period is greater than one year as of the effective time of the Reverse/Forward Split. There are limitations on the deductibility of capital losses under the Internal Revenue Code.

The aggregate tax basis of the post-split shares received in the Reverse/Forward Split (including any fraction of a post-split share deemed to have been received) will be the same as the aggregate tax basis in the pre-split shares exchanged. The holding period for the post-split shares will include the period during which the pre-split shares surrendered in the Reverse/Forward Split were held.

The Company believes that the Reverse/Forward Split will qualify as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code. As a result, the Company will not recognize any gain or loss as a result of the Reverse/Forward Split.

Required Vote and Board Recommendation

The affirmative vote of a majority of our shares of common stock outstanding on the record date is required to approve the proposal giving our Board the authority to effect, in its discretion prior to our 2012 Annual Meeting of Stockholders, the Reverse/Forward Split at Exchange Ratios determined in the Board’s sole discretion. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your shares will be counted as present for purposes of determining the presence of a quorum and your abstention will have the same effect as a vote against this proposal. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Broker non-votes will be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against this proposal.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF

THE PROPOSED AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION,

GRANTING OUR BOARD THE DISCRETION TO EFFECT THE REVERSE/FORWARD SPLIT OF THE COMPANY’S OUTSTANDING AND TREASURY SHARES OF COMMON STOCK.

PROPOSAL NO. 3—APPROVAL OF THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or the Board.

We follow a compensation policy that has the objectives of attracting and retaining talented individuals, motivating our executive team to achieve the Company’s financial and strategic goals and objectives, and aligning the interests of our executives with those of our stockholders. As described in detail in “Executive Compensation –Compensation Discussion and Analysis” below, our executive compensation programs sought to reward our named executive officers by providing compensation that is competitive within our industry and based upon two principal elements: base salary and cash retention awards, and in certain cases, discretionary bonuses. We also granted discretionary bonuses in limited circumstances as a reward for performance. As a result of these programs, we have been able to retain highly capable individuals in key Company positions, and retain others whose work is critical to the success of our business. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board recommends that stockholders approve the compensation of the Company’s executive officers as described in this proxy statement by approving the following advisory resolution:

RESOLVED, that the stockholders of ADPT Corporation (the “Company”) approve, on an advisory basis, the compensation of the of the individuals identified in the Summary Compensation Table, as disclosed in the Company’s 2011 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and narratives within the Executive Compensation section of the 2011 proxy statement).

Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, our Board and Compensation Committee values the opinions that our stockholders express in their votes and will take into account the outcome of the vote, as it deems appropriate, when making determinations regarding executive compensation.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve the compensation of our named executive officers. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as is discussed above, your broker will not have the authority to vote your uninstructed shares on this proposal. Such abstentions and broker non-votes will have no effect on the outcome of this proposal. As an advisory vote, this proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF

THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL NO. 4—APPROVAL OF THE FREQUENCY OF

FUTURE NON-BINDING ADVISORY VOTES TO APPROVE

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers once every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company; therefore, our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We feel that an annual advisory vote on this subject is particularly appropriate at this time in light of the transition that the Company is currently undertaking, and the likely effect that it will have on our compensation policies and procedures going forward. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for the Company and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders, provided that a quorum is present, either in person or by proxy at the meeting. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, as discussed above, your broker will not have the authority to vote your uninstructed shares on this proposal.

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, our Board and the Compensation Committee values the opinions that our stockholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our named executive officers as it deems appropriate.

THE BOARD RECOMMENDS A VOTE FOR THE SELECTION OF

ONE YEAR AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE

PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011, and our stockholders are being asked to ratify the Audit Committee’s appointment. We have engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of ADPT and our stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents information regarding the fees estimated and billed by PricewaterhouseCoopers LLP and affiliated entities (collectively “PricewaterhouseCoopers”) for our Transition Period and fiscal 2010.

	For the Nine-Month Period Ended	For the Fiscal Year Ended
Nature of Services	December 31, 2010	March 31, 2010
Audit Fees	$683,000	$1,078,000
Audit-Related Fees	—	55,000
Tax Fees	81,000	85,000
All Other Fees	3,000	—

Total Fees	$767,000	$1,218,000

Audit Fees. This category includes professional services rendered for the audit of our Consolidated Financial Statements included in our Transition or Annual Reports on Form 10-K, review of our Unaudited Condensed Consolidated Financial Statements included in our Quarterly Reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to due diligence on potential and consummated acquisitions and dispositions.

Tax Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to tax advice, tax compliance and foreign tax matters.

All Other Fees. This category includes professional services rendered by PricewaterhouseCoopers that were related to annual subscription fees to PricewaterhouseCoopers’ online research tool for accounting literature.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by a company’s principal accountants be approved in advance by the Audit Committee of the Board, subject to a de minimis exception set forth in the SEC rules (the “De Minimis Exception”). Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting. None of the audit-related or non-audit services described above were performed pursuant to the De Minimis Exception during the periods in which the pre-approval requirement has been in effect. In the Transition Period and fiscal 2010, the Audit Committee followed SEC guidelines in approving all services rendered by PricewaterhouseCoopers.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to ratify the appointment of PricewaterhouseCoopers as our independent registered public accounting firm for the fiscal year ending December 31, 2011. If you hold your shares in your own name and indicate that you wish to abstain from voting on this matter, your abstention will be counted as present for purposes of determining the presence of a quorum and will have no effect on the outcome of this proposal. As discussed above, if you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority to vote your uninstructed shares on this proposal. If a broker chooses to leave these uninstructed shares unvoted, such shares will be counted for the purpose of establishing a quorum, but will have no effect on the outcome of this proposal.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF

THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of March 11, 2011 by (a) each beneficial owner of 5% or more of our outstanding common stock known to us, (b) each of our directors and our director nominees, (c) each of our “named executive officers” listed in the Summary Compensation Table below and (d) all of our current directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 108,822,141 shares of our common stock outstanding as of March 11, 2011. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated in the footnotes to the table below, each beneficial owner listed below maintains a mailing address of c/o ADPT Corporation, 691 South Milpitas Boulevard, Suite 208, Milpitas, California 95035.

The number of shares beneficially owned by each stockholder is determined under SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power and those shares of common stock that the stockholder has the right to acquire within 60 days after March 11, 2011, including through the exercise of any equity award. The “Percentage of Shares” column treats as outstanding all shares underlying equity awards that are exercisable within 60 days after March 11, 2011 held by the Directors and Named Executive Officers noted below, but not shares underlying equity awards that are exercisable by other stockholders.

	ADPT Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares(1)	Percentage of Shares Outstanding
Directors and Named Executive Officers:
Jon S. Castor	121,824	*
Jack L. Howard	46,875	*
Warren G. Lichtenstein(2)	35,386,811	32.52%
John Mutch	95,625	*
John J. Quicke	46,875	*
Lawrence J. Ruisi	68,749	*
Mary L. Dotz	50,000	*
Directors and named executive officers as a group (7 persons)(3)	35,816,759	32.91%
5% Stockholders:
Steel Partners II, L.P.(4)	35,370,561	32.50%
Dimensional Fund Advisors LP(5)	8,819,621	8.10%
Gamco Asset Management(6)	8,727,400	8.02%

*	Less than 1% ownership.

(1)	Includes the following shares that may be acquired within 60 days after March 11, 2011, upon exercise of stock options granted under our stock option plans:

Name	Number of Shares Subject to Options
Jon S. Castor	78,091
Jack L. Howard	28,125
Warren G. Lichtenstein	—
John Mutch	60,625
John J. Quicke	28,125
Lawrence J. Ruisi	42,708
Mary L. Dotz	50,000

(2)	The shares reported as beneficially owned by Mr. Lichtenstein include 35,370,561 shares owned by Steel Partners II LP and its affiliates, over which Mr. Lichtenstein has shared voting and dispositive power by virtue of his control over such entities.

(3)	Includes shares beneficially owned by all of our current directors and executive officers as of March 11, 2011.

(4)	Steel Partners II, L.P. (“Steel Partners II”) reported that it had shared voting and dispositive power over 35,370,561 shares. Steel Partners Holdings L.P. (“Steel Holdings”) is the sole limited partner of Steel Partners II. Steel Partners LLC (“Partners LLC”) is the manager of Steel Partners II and Steel Holdings. Steel Partners II GP LLC (“Steel Partners GP”) is the general partner of Steel Partners II and Steel Holdings. Warren G. Lichtenstein is the manager of Partners LLC and the managing member of Steel Partners GP. By virtue of these relationships, Steel Holdings, Partners LLC, Steel Partners GP and Warren G. Lichtenstein may be deemed to have shared power to vote and dispose of the 35,370,561 shares owned directly by Steel Partners II. Steel Partners II’s address is 590 Madison Avenue, 32nd Floor, New York, New York 10022. All information regarding Steel Partners II is based solely upon its Amendment No. 27 to Schedule 13D filed with the SEC on August 25, 2010.

(5)	Dimensional Fund Advisors, L.P. (“Dimensional”) reported that it had sole voting power with respect to 8,721,953 shares and sole dispositive power with respect to 8,819,621 shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (these investment companies, trusts and accounts are collectively referred to as the “Funds”). All of the shares are owned of record by the Funds. Dimensional’s address is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding Dimensional is based solely upon its Amendment No. 4 to Schedule 13G filed by it with the SEC on February 11, 2011.

(6)	GAMCO Investors, Inc (“GAMCO”) reported that it had sole voting and dispositive power with respect to 8,727,400 shares. Gamco Funds has sole limited dispositive and voting power of GAMCO Asset Management Inc., Gabelli Funds, LLC, Gabelli Securities, Inc., Gabelli & Company, Inc., Teton Advisors, Inc., or GAMCO Investors, Inc., The address of GAMCO is One Corporate Center Rye, New York 10580-1435. All information regarding GAMCO is based solely upon its Amendment No. 2 to Schedule 13D filed with the SEC on March 4, 2011.

EXECUTIVE OFFICERS

Our two executive officers are John J. Quicke, our Interim President and Chief Executive Officer, whose biographical information is set forth above, and Mary L. Dotz, Vice President, Chief Financial Officer and Corporate Secretary. Ms. Dotz, age 52 has served as our Chief Financial Officer since March 31, 2008. Prior to joining ADPT Corporation, Ms. Dotz served as Chief Financial Officer of Beceem Communications Inc., a provider of chipsets for the WIMAX market, from October 2005 to March 2008. Previously, Ms. Dotz served as Senior Vice President and Chief Financial Officer of Pinnacle Systems, Inc., a supplier of digital video products, from January 2005 until the acquisition of Pinnacle by Avid Technology, Inc. in August 2005. Prior to that, Ms. Dotz held various management positions in finance at NVIDIA Corporation, a fabless semiconductor company, from October 2000 to January 2005, including Vice President Finance and Corporate Controller, and Interim Chief Financial Officer from April 2002 to September 2002.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses our executive compensation philosophy, decisions and practices for the Transition Period, and places in perspective the earnings of our “named executive officers” during the Transition Period. As set forth in the Summary Compensation Table below, our named executive officers for the Transition Period were John J. Quicke, our Interim President and Chief Executive Officer, and Mary L. Dotz, our Vice President and Chief Financial Officer. Mr. Quicke was appointed to serve as our Interim President and Chief Executive Officer effective January 4, 2010.

Compensation Philosophy and Overview

We believe that the most effective compensation program is one that is designed to reward the achievement of our financial, strategic and corporate goals, and which aligns executives’ interests with those of our stockholders. In light of the wind down phase of our business as discussed further below, the Compensation Committee structured the compensation programs for our named executive officers with two principal elements, base salary and cash retention awards, and in certain cases, discretionary bonuses. The base salary is designed to serve as a fixed portion of compensation and the cash retention award serves as an incentive for our executives to drive our short-term corporate goals, which primarily include, but are not limited to, the efficient wind down of our operations, without excessive risk-taking. The Compensation Committee also took account of the following specific factors that impacted our business in the Transition Period: (1) aggressive cost cutting initiatives with the implementation of a restructuring plan; (2) sale of certain assets related to our business of providing data storage hardware and software solutions and products (“DPS Business”) to PMC-Sierra Inc. and the assumption by PMC-Sierra Inc. of certain of our liabilities related to the DPS Business effective June 8, 2010; (3) transition services we provided to PMC-Sierra Inc. through December 2010; (4) the completed wind down of our enterprise-class external storage products, including ASICs and software, (“Aristos Business”) by September 2010; and (5) capital redeployment and identification of new, profitable business operations. In addition, we provide our executive officers (excluding our Interim Chief Executive Officer) benefits that in most cases are available generally to all of our salaried employees. As further discussed below, we largely view these primary components of our compensation as distinct in that we seek to provide salary and bonuses that are each competitive at appropriate levels with our peer companies.

We have also historically granted equity-based incentive compensation to all of our employees, including our Chief Financial Officer. However, in light of the wind down phase of our business during the Transition Period, the Compensation Committee did not provide new equity grants to any employees, including our Chief Financial Officer, during this time.

In connection with the disposition of our business, the Compensation Committee agreed to modify and accelerate substantially all employees’ unvested stock-based awards, including stock options, restricted stock awards and restricted stock units (none of which affected our Interim President and Chief Executive Officer). The acceleration of the stock-based awards occurred with respect to each employee on the earlier of (1) June 8, 2010, the date the Company consummated the sale of the DPS Business to PMC-Sierra, Inc. or (2) the date in which an employee was involuntarily terminated (other than for cause) as part of the actions we took related to the sale of our DPS Business. In addition, the Committee approved cash bonuses of approximately $2.8 million in lieu of certain unvested-stock-based awards that were cancelled and not accelerated for employees. For the cancellation of her stock based awards, Ms. Dotz received a cash bonus of approximately $100,000. The actions approved by the Committee did not impact stock-based awards previously granted to Mr. Quicke, our Interim President and Chief Executive Officer, in his capacity as an officer or a member of our Board.

Additionally, the Compensation Committee discontinued the ADPT Incentive Plan at March 31, 2010, which was a cash incentive program for our employees, including our executive officers other than our Interim Chief Executive Officer, and the payout was based on meeting certain financial and non-financial corporate goals. Instead, the Compensation Committee offered cash retention awards for certain employees during the

Transition Period, including our Chief Financial Officer, which were time-based. Additionally our Interim Chief Executive Officer received a discretionary bonus for his efforts related to the sale of the DPS Business during this period.

Role of the Compensation Committee

The current members of the Compensation Committee are Jon S. Castor, who is the Chair of the Committee, Jack L. Howard and John Mutch, each of whom has served on the Compensation Committee for all of the Transition Period.

The Compensation Committee ensures that our executive compensation and benefits program is consistent with our compensation philosophy and our corporate governance guidelines and is empowered to determine executive officers’ total compensation, and, subject to the approval of the Board, to determine our Interim Chief Executive Officer’s total compensation.

The Compensation Committee reviews our overall compensation strategy at least annually to ensure that it promotes stockholder interests, supports our strategic and tactical objectives and provides for appropriate rewards and incentives for our named executive officers.

In the Transition Period, all Compensation Committee members attended all Compensation Committee meetings. Typically, Compensation Committee meetings are also attended by our Interim Chief Executive Officer and Chief Financial Officer, for all appropriate portions of such meetings.

Review of Executive Officers and their Compensation

The Compensation Committee and our Board are responsible for reviewing and rating our Interim Chief Executive Officer’s performance.

Our Interim Chief Executive Officer is responsible for reviewing and rating the performance of his direct staff. Our Interim Chief Executive Officer makes recommendations to the Compensation Committee based on his reviews of the executives reporting to him, including recommendations with respect to such executives continued employment, salary adjustments, incentive awards and equity award amounts. The Compensation Committee thoughtfully considers the Interim Chief Executive Officer’s recommendations when exercising its own judgment in making compensation decisions and awards to our executive officers who report to the Interim Chief Executive Officer.

External Advisors

The Compensation Committee has the authority to engage the services of outside advisors, and does so as needed. In the Transition Period, the Compensation Committee selectively engaged the services of executive compensation attorneys with Bryan Cave LLP for legal advice in connection with compensation related matters.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to employees. We account for equity compensation paid to our employees under the accounting guidance related to stock-based compensation, which requires us to estimate and record an expense over the service period of the award. With the disposition of our business, the Compensation Committee agreed to modify and accelerate substantially all employees’ unvested stock-based awards, including stock options, restricted stock awards and restricted stock units (none of which affected our Interim President and Chief Executive Officer) as discussed above and we have fully recorded stock-based compensation expense under the accounting guidance for our employees during the Transition Period. The stock-based compensation cost of our equity awards is considered by management as part of its equity grant recommendations to the Compensation Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct for income tax purposes in any one year with respect to our Interim Chief Executive Officer and certain other of our most highly compensated executive officers. This limitation does not apply to compensation that is considered “performance-based” under applicable tax rules. Our historical annual incentive plan, executive stock options and our performance-based restricted stock awards are intended to qualify as “performance-based,” so that compensation attributable to these forms of equity incentives is fully tax deductible. However, time-based restricted stock units (“RSUs”), awarded by us in prior years did not meet the requirements of Section 162(m) as performance-based. Therefore, the fair market value of the shares that vest during a particular year will be counted along with other non-performance-based compensation in that year in determining whether the $1 million limit for non-performance-based compensation is exceeded. Although we also provide cash compensation to executives in forms that do not meet the requirements for “performance-based” compensation, such as base salary, and in prior years annual incentive pay, we have no individuals who received non-performance-based cash compensation in excess of the Section 162(m) tax deduction limit in the Transition Period. In future years, payment of cash or settlement of restricted stock or RSU amounts may be non-deductible because they are not performance-based under Section 162(m). The Compensation Committee has determined that it is important to retain flexibility and competitiveness in its compensation program, and that while it is also important to be mindful of the $1 million limit, compensation in excess of the $1 million limit may not always qualify as “performance-based” within the meaning of Section 162(m).

Transition Period Executive Compensation Program

Components of our Compensation Program in the Transition Period

Base Salary. Base salaries serve as the fixed cash portion of executive compensation. In the Transition Period, we increased the base salary by 4% for the employees that would be assisting us in the transition of our business. The employees receiving this raise included Ms. Dotz, our Chief Financial Officer, but excluded Mr. Quicke, our Interim Chief Executive Officer. The annual base salary of Ms. Dotz increased to $338,000 effective April 1, 2010 as a result of this raise. The Compensation Committee authorized the 4% salary increase in part based on the fact that the employees that would receive this benefit (1) had not received a salary increase since 2008; (2) had been subject to a 10% reduction in their annual base salary in the Company’s fiscal 2009; (3) did not receive new equity based awards in the Transition Period; and (4) were foregoing other employment opportunities to continue with the Company to assist with its transition. Additionally, in December, in connection with Ms. Dotz’s extension of her employment through May 31, 2011 from the scheduled termination date of January 4, 2011, the Board approved another 4% increase to Ms. Dotz annual base salary as she continues to assist with the Company’s transition efforts. After such increase, her annual salary became $351,520, effective December 7, 2010.

Mr. Quicke, our Interim President and Chief Executive Officer, receives a cash payment of $30,000 per month for his service in such capacity, which amount is in addition to his compensation as a non-executive member of our Board. This level of compensation was initially agreed to in January 2010, shortly after Mr. Quicke assumed the role of Interim President and Chief Executive Officer. Mr. Quicke does not participate in the benefit programs generally available to all salaried employees of the Company. In addition, Mr. Quicke received no equity-based compensation for his role as Interim President and Chief Executive Officer, but does receive equity awards for his services as a Board member on the same basis as all non-executive Board members. The Board, upon the recommendation of the Compensation Committee, initially determined to compensate Mr. Quicke as described above based upon the fact that Mr. Quicke would be spending time working in the capacity as the Interim President and Chief Executive Officer of the Company. This amount is less than the amount previously paid to our former Chief Executive Officer, as well as below the 50th percentile of chief executive officer compensation at certain peer technology companies in 2009. Additionally, in light of the fact that Mr. Quicke’s status as an officer of the Company was only on an interim basis, the Board, upon the recommendation of the Compensation Committee, determined to continue to grant Mr. Quicke compensation for his service on our Board on the same basis as all non-executive Board members, and not to award Mr. Quicke any other benefits that our executive officers have historically been provided. On December 7, 2010, the Board, based upon the recommendation of Compensation Committee, elected to continue Mr. Quicke’s employment as our Interim President and Chief Executive Officer at the same compensation level of $30,000 per month.

Discretionary Cash Bonus. During the Transition Period, the Compensation committee awarded a discretionary cash bonus to Mr. Quicke, our Interim Chief Executive Officer. The discretionary cash bonus was related to his extraordinary efforts for the sale of our DPS Business. In June 2010, the Board, upon the recommendation of the Compensation Committee, approved a discretionary cash bonus of $500,000 to Mr. Quicke in recognition of his leadership in the successful sale of the DPS Business to PMC-Sierra, Inc. Of the $500,000 cash bonus, $250,000 was paid in July, and the remaining $250,000 was paid in January 2011, which was based upon the Company substantially realizing the benefit from the sale of the DPS Business and experiencing an effective transition following the disposition of the DPS Business.

In June 2010, the Compensation Committee also awarded Ms. Dotz, our Chief Financial Officer, and another Vice President a performance cash bonus for the sale of the DPS Business. In the case for Ms. Dotz, she received approximately $195,000 based upon the amount of consideration received by the Company in the sale of the DPS Business to PMC-Sierra, Inc., which transaction was consummated on June 8, 2010. The payout of the performance cash bonuses provided to both Ms. Dotz and another Vice President during the Transition Period were based upon the cancellation of their respective performance based awards previously granted to each such person in December 2009, which awards were also contingent upon the sale of certain of our operations and assets.

Retention Awards. On June 9, 2010, the Compensation Committee awarded Ms. Dotz a service-based retention award of $75,000, which was contingent on Ms. Dotz continuing as our Chief Financial Officer through September 30, 2010 to ensure a smooth business transition for the Company. The Compensation Committee believed that the retention award was prudent given the transformation of the business with the sale of the DPS Business, the wind down of the Aristos Business and our planned redeployment of capital and acquisition strategy.

On September 29, 2010, in connection with the extension of Ms. Dotz’s employment to January 4, 2011, our Board approved another service-based retention award of $75,000 to be paid to Ms. Dotz based upon the exceptional performance and strong transitional contribution that she had provided to us through such date. This award was contingent on Ms. Dotz continuing as our employee through January 4, 2011, and was paid on such date.

On December 10, 2010, in connection with a further extension of Ms. Dotz’s employment to May 31, 2011, our Board approved an additional service-based retention award of $125,000 to be paid to Ms. Dotz on March 15, 2011 based upon her assistance with the Company’s transition efforts, including the Company’s change in fiscal year end to December 31, 2010. The payment of this service-based retention award is contingent on Ms. Dotz continuing as our employee through March 15, 2011.

In addition, on December 1, 2010, our Compensation Committee agreed to extend the period that all of the outstanding vested stock options held by Ms. Dotz and another Vice President may be exercised, from three months to twelve months, following the date of termination of such person’s employment. This benefit was extended based upon the valuable service provided by Ms. Dotz and the other Vice President during our Transition Period.

Perquisites. Our executive officers are eligible for the same health and welfare programs and benefits as other ADPT employees. In addition, all vice president level executives, including our executive officers, receive a car allowance valued at $650 per month, and are eligible for an annual executive physical. In addition, executive officers receive reimbursement for personal financial and tax advice up to $2,500 per year, and survivor benefit management services up to a maximum of $3,000. Mr. Quicke is not eligible to participate in any of the aforementioned perquisites.

Equity-Based Awards. All equity-based awards have been reflected in our Consolidated Financial Statements. We do not have any program, plan or practice that requires us to grant equity-based awards to our executive officers on specified dates and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. Our historical practice has been to grant equity-based awards to our employees at regularly scheduled Compensation Committee and Board meetings. The exercise prices of options are determined based on the closing price of our common stock on the date that the grants are approved.

Employment Contracts

As of December 31, 2010, we fulfilled our obligations with respect to written employment agreements we had with our named executive officers. Mr. Quicke, our Interim President and Chief Executive Officer, does not have an employee agreement with us. The employment agreement of Ms. Dotz, our Chief Financial Officer, was based on an assessment of competitive market terms and a determination of what was needed to attract and retain the executive officer. Ms. Dotz’s employment agreement had a three-year term, which allowed for salary increases from time to time as deemed appropriate by ADPT’s Chief Executive Officer and/or the Board, and provided for severance payout amounts if such officer was terminated other than for “cause” (which includes violation of material duties, refusal to perform her duties in good faith, breach of her employment agreement or employee proprietary information agreement, poor performance of duties, arrest for a felony or certain other crimes, substance abuse, violation of law or our policy, prolonged absence from duties or death). The Compensation Committee (including its predecessors) determined the terms of the employment agreement, which were consistent with our executive compensation policies at the time Ms. Dotz was hired, based on its reasoned judgment, including considering prior practice within ADPT, information gathered from outplacement companies and, prior agreements entered into with the advice of Compensia, which had been retained by ADPT in January 2007, along with severance data provided by them.

In addition, the employment agreement for Ms. Dotz provided for: (i) the payment of a $25,000 retention award on each of October 1, 2008 and April 1, 2009 if she remained our active employee on those dates, (ii) an option to purchase 125,000 shares of our common stock at a price equal to the fair market value of our common stock on the date of grant, vesting with respect to 25% of the underlying shares on the first anniversary of Ms. Dotz’s hire date and with respect to the balance of the shares in equal quarterly installments over the following 36 months of service and (iii) a restricted stock award of 50,000 shares, 50% of which vested on the first anniversary of her hire date and the remaining 50% of which vested on the second anniversary of her hire date.

Ms. Dotz’s employment with us will terminate effective May 31, 2011. Initially, the employment of Ms. Dotz was to terminate effective September 30, 2010, which was subsequently extended to January 4, 2011 and further extended to the present termination date of May 31, 2011. In connection with her original scheduled termination date of September 30, 2010, Ms. Dotz received: (1) a lump-sum severance payment equal to nine months of her base pay at September 30, 2010, less applicable taxes and withholdings and (2) a targeted bonus payment equal to $169,000, less applicable taxes and withholdings. In connection with Ms. Dotz extended termination date effective May 31, 2011, Ms. Dotz will receive (1) reimbursement of Consolidated Omnibus Budget Reconciliation Act (“COBRA”) benefit payments from June 1, 2011 to May 31, 2012; and (2) outplacement services valued at up to $5,000. These terms, except for the period for which we will reimburse Ms. Dotz for her COBRA benefit payments, which was extended from nine to twelve months following her original revised termination date, were consistent with Ms. Dotz’s employment agreement and were offered in consideration of Ms. Dotz’s agreement to execute a release in favor of ADPT. As indicated above, Ms. Dotz has also continued to receive her salary while she has remained employed with us.

Change of Control

As of December 31, 2010, Ms. Dotz was our only named executive officer with a change of control arrangement. Because Ms. Dotz’s employment had already been scheduled to be terminated on September 30,

2010, and she has already received the compensation set forth in clauses (a) and (b) in the following paragraph, she will not receive these benefits again in the event of her termination of employment in connection with a change of control.

The change of control terms are generally as follows:

If within one year of a change of control (1) there is a material reduction of the annual base and target incentive compensation specified her employment agreement to which she does not consent, (2) there is a failure of our successor after a change of control to assume her employment agreement, (3) her employment is terminated without cause by our successor, (4) there is a substantial change in her position or responsibility or (5) her position relocates to more than 25 additional commute miles (one way) and she elects to be terminated, then she would have received, upon signing a separation agreement and general release: (a) a one-time payment equal to her nine months of the then-current annual base pay, (b) her then-current targeted bonus payout, (c) COBRA benefits for nine months, (d) outplacement services not to exceed $5,000, and (e) accelerated vesting of her stock options and restricted stock awards as provided for under the 2004 Equity Incentive Plan. The Agreements do not provide for any tax gross-ups.

Compensation Risk Assessment

The Compensation Committee reviewed our employee compensation policies and practices and determined that such policies and practices, taken as a whole, are not likely to have a material adverse effect on us. The Compensation Committee review included all elements of employee compensation, with particular attention paid to our discretionary cash bonuses, retention cash awards, and modification of outstanding equity grants. The Compensation Committee does not believe that the cash bonuses/awards have led to excessive risk taking for participating employees based upon the fact that majority of these awards granted in the Board’s discretion during the Transition Period were not performance based, but instead, were service based,. Additionally, in the cases when performance based bonuses were granted, which was only provided to our Interim Chief Executive Officer during the Transition Period, the maximum payments were generally capped. For example, when the Compensation Committee recommended, and the Board approved a discretionary bonus for Mr. Quicke, 50% of the bonus award was paid based upon his successful efforts to consummate the sale of the DPS Business, with the other portion deferred to December 31, 2010. Payment of the deferred portion of the bonus was subject to the Compensation Committee’s and the Board’s determination that the benefits expected from the sale of the DPS Business had been substantially realized by us.

In light of the transition that the Company experienced during the Transition Period and the transition the Company continues to undertake as we wind down certain of our corporate matters and focus on capital redeployment, the Compensation Committee will be re-evaluating our compensation policies and procedures going forward. As part of this re-evaluation, the Compensation Committee also plans to consider the potential merits of early implementation of a clawback policy, consistent with the provisions in the recently signed Dodd-Frank Wall Street Reform and Consumer Protection Act.

Executive Compensation Tables

Summary Compensation Table

The following table provides information with respect to the compensation earned during the Transition Period (2010T) and fiscal years 2010, 2009 and 2008 by our Chief Financial Officer. The table also includes information regarding the compensation paid to our Interim President and Chief Executive Officer during the Transition Period and fiscal year 2010 for serving in such capacity. We refer to these two executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary ($)			Bonus ($)			Stock Awards ($) (1)			Option Awards ($) (1)			Non- Equity Incentive Plan Compen- sation ($) (2)			All Other Compen- sation ($) (3)			Total ($)
John J. Quicke Interim President and Chief Executive Officer (4)	2010T 2010	$ $	270,000 90,000		$ $	500,000 —	(5)	$ $	— —		$ $	— —		$ $	— —		$ $	— —		$ $	770,000 90,000

Mary L. Dotz Vice President and Chief Financial Officer	2010T 2010 2009 2008	$ $ $ $	254,500 272,000 265,000 1,020	(6) (11)	$ $ $	75,000 — 50,000 —	(7) (12)	$ $ $ $	135,853 464,595 94,475 146,950	(8)	$ $ $ $	32,251 161,588 64,285 121,725	(8)	$ $ $ $	194,583 34,000 85,000 —	(9)	$ $ $ $	546,653 17,889 13,485 49	(10)	$ $ $ $	1,238,840 950,072 572,245 269,744

(1)	The amounts shown in these columns do not reflect dollar amounts actually received by our named executive officer. Instead, these amounts reflect the grant date fair value for stock options and awards granted in each respective fiscal year, which was determined pursuant to Accounting Standards Codification Topic 718 and do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the stock options and awards.

(2)	The amounts shown in this column represented payments made pursuant to the terms of our former ADPT Incentive Plan when we maintained such plan.

(3)	The amounts shown in this column consist of one or more of the following: health and life insurance premiums paid by ADPT, an automobile allowance, matching contributions made to the named executive officer’s 401(K) plan, medical reimbursement, financial planning services and severance payments made to former executive officers in the Transition Period.

(4)	Mr. Quicke was appointed as Interim President and Chief Executive Officer effective January 4, 2010, and under his current compensation arrangement, he receives $30,000 per month in this role as long as he continues to serve in such position. This amount is in addition to the compensation he received as a non-executive board member, which is reflected in the Director Compensation Table below. Mr. Quicke does not participate in the benefit programs generally available to all our salaried employees and was not eligible to participate in the former ADPT Incentive Plan when we maintained such plan. In addition, Mr. Quicke received no equity-based compensation for his role as Interim President and Chief Executive Officer, but does receive equity awards for his services as a board member on the same basis as all non-executive board members.

(5)	The amount shown represents a discretionary cash bonus earned by Mr. Quicke, our Interim President and Chief Executive Officer, in recognition of his leadership in the successful sale of the DPS Business to PMC-Sierra, Inc. pursuant to the approvals made by the Board in June 2010.

(6)	As discussed above, the amount reflects a 4% increase in the annual base salary of Ms. Dotz to $338,000, effective April 1, 2010 and another 4% increase in the annual base salary of $351,520, effective December 7, 2010.

(7)	The amount shown represents a retention award paid pursuant to the terms in a retention letter we provided to Ms. Dotz on June 15, 2010, which was contingent on Ms. Dotz continuing as our employee through September 30, 2010.

(8)	The amount shown does not reflect dollar amounts actually received by Ms. Dotz. Instead, these amounts reflect the incremental fair value computed on May 18, 2010, the date that certain unvested stock options and awards were modified and accelerated, and on December 1, 2010, the date that the exercise period for certain vested stock options were extended, and was computed as of such respective date pursuant to Accounting Standards Codification Topic 718 and do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the stock options and awards.

(9)	The amounts shown represent a performance bonus paid based upon to the amount of consideration received for the consummation of the sale of the DPS Business to PMC-Sierra Inc. on June 8, 2010.

(10)	The amounts shown include a severance payment of $422,500 (which included a targeted bonus of $169,000) as a result of Ms. Dotz’s termination with us, which was to initially occur on September 30, 2010 but was extended to May 31, 2011, a cash bonus payment of $106,050 that was approved by the Compensation Committee in lieu of certain unvested-stock-based awards that were not accelerated and $18,103 made for health and life insurance premiums, automobile allowance and 401(K) matching.

(11)	As discussed above, the amount reflects a 10% temporary reduction in the annual base salary for Ms. Dotz from April 1, 2009 to December 31, 2009. Ms. Dotz also received an increase in her annual base salary to $325,000, effective December 16, 2009.

(12)	The amount shown represents two $25,000 retention payments pursuant to the terms in the employment agreement of Ms. Dotz that we entered into on March 19, 2008.

Grants of Plan-Based Awards

No grants of awards were made to the named executive officers during the Transition Period (except for grants awarded to Mr. Quicke, which he received as a non-executive board member and are reflected in the Director Compensation Table below). The following table provides certain information with respect to awards and stock options that were modified for our named executive officers during the Transition Period.

Name	Grant Date (1)	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John J. Quicke (3).	—	$—	$—	$—	—	—	—	—	—	$—	$—

Mary L. Dotz	05/18/2010	$—	$—	$—	—	—	—	—	—	$—	$135,853	(4)
	05/18/2010	$—	$—	$—	—	—	—	—	—	$—	$28,451	(5)
	12/01/2010	$—	$—	$—	—	—	—	—	—	$—	$3,800	(6)

(1)	This column represents the date in which certain awards and stock options were modified for our named executive officers. No new grants were issued during the Transition Period.

(2)	The amounts shown in this column does not reflect dollar amounts actually received by our named executive officer. Instead, these amounts reflect the incremental fair value on the date of modification for each of the indicated stock options and awards, which was determined pursuant to Accounting Standards Codification Topic 718 and do not reflect whether the named executive officer has actually realized or will realize a financial benefit from the stock options and awards.

(3)	Mr. Quicke did not receive any equity awards in connection with serving as our Interim President and Chief Executive Officer. All equity awards granted to Mr. Quicke were received as a director and are reflected in the Director Compensation Table below.

(4)	The incremental fair value on the date of modification related to 55,416 restricted stock units with performance-based vesting that were previously granted to Ms. Dotz prior to the Transition Period, but were modified and accelerated on May 18, 2010, such that these awards and stock options became fully vested.

(5)	The incremental fair value on the date of modification related to 156,181 stock options that were previously granted to Ms. Dotz prior to the Transition Period, but were modified and accelerated on May 18, 2010, such that these awards and stock options became fully vested.

(6)	The incremental fair value on the date of modification related to 50,000 stock options that were previously granted to Ms. Dotz prior to the Transition Period, but were modified on December 1, 2010, such that the exercise period of these stock options was extended from three months to twelve months following the date of termination of Ms. Dotz’s employment.

Outstanding Equity Awards

The following table provides information with respect to each unexercised stock options and unvested restricted stock awards held by our named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John J. Quicke (1)	—		—	$—	—	—	$—	—	$—
Mary L. Dotz	50,000	(2)	—	$3.78	08/04/2015	—	$—	—	—

(1)	Mr. Quicke did not receive any equity awards in connection with serving as our Interim President and Chief Executive Officer. All equity awards granted to Mr. Quicke were received as a director and are reflected in the Director Compensation Table below.

(2)	This option was to vest with respect to 8.33% of the underlying shares at the end of each three-month period such that the option would be fully vested on August 4, 2011. As a result of the change in the composition of the Board, a “change of control,” as defined in our 2004 Equity Incentive Plan, occurred for stock-based awards granted prior to October 23, 2008. As a result, on December 16, 2009, we accelerated 25% of the total stock options originally granted on August 4, 2008, not to exceed the unvested stock options as of November 6, 2009, as per the provisions of the 2004 Equity Incentive Plan. In addition, we accelerated the then unvested stock options on June 8, 2010 as approved by the Compensation Committee on May 18, 2010 as discussed above. On December 1, 2010, the exercise period of this option was also extended from three months following the date of termination of Ms. Dotz’s employment to twelve months following such date.

Option Exercises and Stock Vested

The following table provides information regarding stock options exercised by the named executive officers during the Transition Period and restricted stock awards held by the named executive officers that vested during the Transition Period.

	Stock Options		Stock Awards
Name	Number of Shares Acquired On Exercise ($)	Value Realized On Exercise (1)	Number of Shares Acquired On Vesting ($)		Value Realized On Vesting (2)
John J. Quicke (3)	—	$—	—		$—

Mary L. Dotz	265,000	$35,050	10,416	(4)	$31,550
	—	$—	45,000	(5)	$136,305

(1)	The dollar amount shown reflects the number of stock options exercised multiplied by the difference between the per-share closing price of our common stock on the date of exercise and the exercise price per share of the stock options.

(2)	The dollar amount shown reflects the number of shares of restricted stock vested multiplied by the per share closing price of our common stock on the vesting date. The shares of restricted stock that vested during the Transition Period, which is described in the following footnotes, was based upon the closing price of our common stock on The NASDAQ Global Market of $3.03 per share on June 8, 2010.

(3)	Mr. Quicke did not receive any equity awards in connection with serving as our Interim President and Chief Executive Officer. All equity awards granted to Mr. Quicke were received as a director and are reflected in the Director Compensation Table below.

(4)	On June 8, 2010, the shares of restricted stock vested as a result of the modifications approved by the Compensation Committee on May 18, 2010 as discussed above. However, we retained 3,820 of the shares to satisfy the income tax obligations of Ms. Dotz. As a result she received 6,596 shares.

(5)	On June 8, 2010, the shares of restricted stock vested as a result of the modifications approved by the Compensation Committee on May 18, 2010 as discussed above. However, we retained 16,501 of the shares to satisfy the income tax obligations of Ms. Dotz. As a result she received 28,499 shares.

Potential Payments upon Termination

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change of control of us, calculated as if each officer’s employment terminated as of December 31, 2010. For purposes of valuing the severance and vacation payout payments in the table below, we used each officer’s base salary rate in effect on December 31, 2010, and the number of accrued but unused vacation days on December 31, 2010.

Name	Benefits	Termination without Cause prior to Change of Control	Termination without Cause or a Constructive Termination within One Year after a Change of Control (1)
John J. Quicke (2)		$—	$—

Mary L. Dotz	Severance (3)	$—	$—
	Bonus (3)	$—	$—
	Equity Acceleration (4)	$—	$—
	Cobra Premium (5)	$14,248	$14,248
	Vacation Payout	$19,362	$19,362
	Perquisites (6)	$5,000	$5,000
	Total Value	$38,610	$38,610

(1)	A “constructive termination” event is (1) a material reduction of the annual base and target incentive compensation specified in the officer’s employment agreement to which he does not consent, (2) a failure of ADPT’s successor after a change of control to assume the officer’s employment agreement, (3) a substantial change in the officer’s position or responsibility or (4) the officer’s position relocates to more than 25 additional commute miles (one way).

(2)	As discussed above, Mr. Quicke did not request or receive an employment agreement or a change of control agreement with us with respect to his services as our Interim President and Chief Executive Officer. As a result, Mr. Quicke will not receive any potential payments or benefits upon termination before or after a change of control as serving as our Interim President and Chief Executive Officer.

(3)	As discussed above, Ms. Dotz was paid her severance of $422,500 (which included a targeted bonus of $169,000) on September 30, 2010 based on her initial termination date on such date.

(4)	As discussed above, on June 8, 2010, substantially all the then unvested stock-based awards were accelerated as a result of the modifications approved by the Compensation Committee on May 18, 2010.

(5)	COBRA payout amounts are estimated based on the monthly premium and reflect twelve months as agreed upon in the amended separation agreement of Ms. Dotz, as opposed to nine months as stipulated in her employment agreement.

(6)	Perquisites consist of outplacement services through the use of a company or consultant in an amount not to exceed the values shown in the table.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 regarding equity awards under our 2004 Equity Incentive Plan, Snap Appliance, Inc. 2002 Stock Option and Restricted Stock Purchase Plan, Broadband Storage, Inc. 2001 Stock Option and Restricted Stock Purchase Plan, 2000 Nonstatutory Stock Option Plan, 1999 Stock Plan, 2006 Director Option Plan, 2000 Director Option Plan, and any amendments to such plans:

Equity Compensation Plan Information Table

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	880,924	$3.22	17,882,448	(1)
Equity compensation plans not approved by security holders (2)	2,119	$2.83	—

Total	883,043	$3.22	17,882,448

(1)	Of these shares, 17,427,278 shares are available for issuance under our 2004 Equity Incentive Plan, which permits the grant of stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units, and 455,170 shares remain available for issuance under our 2006 Director Plan of which a maximum of 245,068 shares may be issued as restricted stock or restricted stock units.

(2)	Includes options to purchase 1,232,491 shares of our common stock issued under the Snap Appliance and Broadband Storage stock option plans that we assumed in connection with the acquisition of Snap Appliance in July 2004, after giving effect to the exchange ratio for such acquisition. Of these options to purchase 1,232,491 shares, options to purchase 2,119 shares of our common stock were outstanding at December 31, 2010, having a weighted average exercise price of $2.83. No further awards will be made under any of the assumed stock option plans described above.

Director Compensation

Overview

Our non-employee directors receive a combination of cash and equity compensation for serving on our Board. In addition, we reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Mr. Quicke also received $30,000 per month for his service as our Interim President and Chief Executive Officer, which is in addition to his compensation as a non-executive member of our Board.

Effective October 14, 2010, the Board, with the recommendation by the Governance and Nominating Committee, appointed Warren G. Lichtenstein to serve on the Board to fill a newly created vacancy arising as a result of the Board’s expansion in size from five (5) to seven (7) members. Additionally, the Governance and Nominating Committee has an ongoing search for an additional independent director to fill the vacancy on the Board.

Cash Compensation

In the Transition Period, our non-employee directors (including Mr. Quicke) received (1) $19,500, which is a prorated portion of the annual cash retainer of $26,000, due to the change in the Company’s fiscal year-end to December 31, 2010, paid at the rate of $6,500 per fiscal quarter, (2) a per-meeting fee of $2,000 for each Board meeting attended (either in person or by telephone); provided, however, the Chairman of the Board may designate a given meeting as a $1,000-reduced-fee meeting, and (3) a per-meeting retainer of $1,200 for each Board committee meeting attended that the Chairman of the committee designates a formal meeting; provided, however, a Compensation Committee Chairman may designate a committee meeting as a $600-reduced-fee meeting. In addition, (1) the Chairman of the Board was entitled to receive a prorated portion of the annual retainer of $10,000, or $7,500, and (2) the Chairmen of the Audit, Compensation and Governance and Nominating Committees were each entitled to receive a prorated portion of the annual retainer of $10,000 (or $7,500), $7,000 (or $5,625) and $4,500 (or $3,375), respectively, due to the change in the Company’s fiscal year-end to December 31, 2010, and other members of such committees receive one-half of the retainer that the Chairman of such committee receives. The Board retainer and all Board and committee meeting fees are paid quarterly. Board Chairman and the Chairman of the committee cash retainers are paid annually, at the end of the fiscal year, and are prorated in the event of partial-year service.

In December 2009, the Board formed a Strategic Committee, consisting of Messrs. Ruisi, Castor and Howard, with Mr. Ruisi serving as the Chairman of the Strategic Committee, in order to review and explore our strategic alternatives, including the evaluation and negotiation of a possible sale on certain of our assets and operations. Our Board approved compensation for members of the Strategic Committee in the amount of $500 per hour spent in connection with their service on the Strategic Committee, up to a maximum amount payable of $50,000 per member. In addition, members of the Strategic Committee were entitled to reimbursement of all costs incurred by such members in connection with their service on the Strategic Committee. On June 17, 2010, the Board approved the dissolution of the Strategic Committee as it has fulfilled its charter with the sale of the DPS Business to PMC-Sierra Inc. The Board also approved a $10,000 cash award to Mr. Ruisi for his service as Chairman of the Strategic Committee. Upon the dissolution of the Strategic Committee, the Board approved the payment of $3,500 per day in additional Board compensation and the reimbursement of travel expenses to a director if management requested such person assist in its evaluation of different businesses in connection with the redeployment of the Company’s capital.

Equity Compensation

Our 2006 Director Plan is a “discretionary” plan and does not provide for automatic granting of options and other equity awards to our non-employee directors. Instead, our Board approves equity awards under that plan. Our compensation program practice for non-employee directors provided for an initial award of options to purchase 32,500 shares of our common stock and a restricted stock award, or RSA, of 16,250 shares of common stock upon becoming a member of our Board; the option grant and shares subject to the RSA vest 33.33% on the one-year anniversary of service with us and quarterly thereafter of 8.33% and are fully vested at the end of three years. Continuing directors received annual awards of options to purchase 12,500 shares of our common stock, which vest on the earlier of the applicable date the director ceases to be a member of our Board or in four equal quarterly installments over one year, and 12,500 shares of restricted stock that vest on the earlier of 12 months from the date of grant or the date the applicable director ceases to be a member of our Board.

Equity awards and vesting schedules are subject to change by the Compensation Committee with approval by the Board.

Director Compensation Table

The following table provides information with respect to all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of the Transition Period. Other than as set forth in the table and the footnotes thereto and in the narrative above, we did not pay any fees, make any equity or non-equity awards, or pay any other compensation to our directors during the Transition Period.

	Equity Awards (1)
Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (2)		Option Awards ($) (2)		All other Compensation ($)	Total ($)
Jon S. Castor	$64,875	(8)	$36,613	(4)	$15,306	(5)	$—	$116,794
Jack L. Howard	$56,825		$36,613	(4)	$15,306	(5)	$—	$108,744
Warren G. Lichtenstein	$10,500	(9)	$47,759	(6)	$40,479	(7)	$—	$98,738
John Mutch	$58,713		$36,613	(4)	$15,306	(5)	$—	$110,632
John J. Quicke (3)	$32,500		$36,613	(4)	$15,306	(5)	$—	$84,419
Lawrence J. Ruisi	$83,863		$36,613	(4)	$15,306	(5)	$—	$135,782

(1)	The below table sets forth the number of shares of restricted stock or restricted stock units and the number of shares underlying stock options or Stock Appreciation Rights (“SARs”) held by each of the persons serving as directors at December 31, 2010. Of the below listed directors, only Messrs. Howard and Quicke held SARs at December 31, 2010. Of the 57,500 shares indicated as subject to Options or SARs with respect to Messrs Howard and Quicke, 32,500 shares of common stock are subject to SARs that will settle in cash upon exercise of the SARs.

Name	Shares of Restricted Stock or Restricted Stock Unit Awards	Number of Shares Subject to Options or SARS
Jon S. Castor	12,500	74,966
Jack L. Howard	12,500	57,500
Warren G. Lichtenstein	16,250	—
John Mutch	12,500	57,500
John J. Quicke	12,500	57,500
Lawrence J. Ruisi	17,917	34,166

(2)	The amounts shown in these columns do not reflect dollar amounts actually received by the board member. Instead, these amounts reflect the grant date fair value for stock options and awards granted in the transition period for fiscal 2010, which was determined pursuant to Accounting Standards Codification Topic 718 and do not reflect whether the board member has actually realized or will realize a financial benefit from the stock options and awards.

(3)	The amounts shown above for Mr. Quicke reflect only compensation awarded, earned or paid in his role as a director. This is in addition to the compensation he received as our Interim President and Chief Executive Officer, which is reflected in the Summary Compensation Table above.

(4)	We awarded each of Messrs. Castor, Howard, Mutch, Quicke and Ruisi, 12,500 shares of restricted stock on December 7, 2010. These awards will become fully vested on the earlier of December 7, 2011 or the date the applicable director ceases to be a member of our Board.

(5)	We granted each to Messrs. Castor, Howard, Mutch, Quicke and Ruisi options to purchase 12,500 shares of our common stock on December 7, 2010. These options shall vest with respect to 25% of the shares covered by the option on a quarterly basis (with the first vesting date being March 7, 2011) such that the options will become fully vested on the earlier of December 7, 2011 or the date the applicable director ceases to be a member of our Board.

(6)	We awarded Mr. Lichtenstein an RSA for 16,250 shares October 14, 2010. This award shall vest with respect to 33.33% of the shares on the one-year anniversary of the grant date and with respect to 8.33% of the shares quarterly thereafter, and are fully vested at the end of three years, or October 14, 2013.

(7)	We granted Mr. Lichtenstein an option to purchase 32,500 shares of our common stock on October 14, 2010. This option shall vest with respect to 33.33% of the shares covered by the option on the one-year anniversary of the grant date and with respect to 8.33% of the shares covered by the option quarterly thereafter, and are fully vested at the end of three years, or October 14, 2013.

(8)	The amount shown includes payment of $1,200 for Mr. Castor’s attendance, at the Company’s request, to a Governance and Nominating Committee meeting, in which he is not a current member.

(9)	The amount shown reflects payment as a Board member as Mr. Lichtenstein was appointed to the Board effective October 14, 2010.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Jon S. Castor (Chair), Jack L. Howard and John Mutch. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report1

The members of the Compensation Committee noted below have reviewed and discussed the Compensation Discussion and Analysis section set forth above with management and, based on such review and discussion, the members of the Compensation Committee noted below recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jon S. Castor, Chair

Jack L. Howard

John Mutch

1 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, expect to the extent specifically incorporated by referenced therein.

Report of the Audit Committee

The following is the Report of the Audit Committee with respect to our audited financial statements for our Transition Period.

The Audit Committee’s purpose is, among other things, to assist our Board in its oversight of its financial accounting, reporting and controls. Our Board has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and each is an “independent” director within the meaning of the listing standards of NASDAQ. The Audit Committee operates under a written charter, which was formally adopted by the Board in June 2000 and most recently updated in March 2004.

Our management is responsible for the preparation, presentation and integrity of our financial statements, including setting the accounting and financial reporting principles and designing our system of internal control over financial reporting. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our Consolidated Financial Statements and for expressing opinions on the conformity of our audited financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting based on their audit. The Audit Committee oversees these processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting, and their functions are not intended to duplicate or to certify the activities of management or PricewaterhouseCoopers LLP.

The Audit Committee has reviewed and discussed our audited Consolidated Financial Statements for the Transition Period with management and PricewaterhouseCoopers LLP. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board. The Audit Committee has discussed with PricewaterhouseCoopers LLP the communications concerning independence and that firm’s independence. Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and its charter, the Audit Committee recommended to the Board that the audited Consolidated Financial Statements be included in our Transition Report on Form 10-K for our transition period for the nine-month period ended December 31, 2010.

The preceding report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any of our filings.

AUDIT COMMITTEE

John Mutch, Chair

Jon S. Castor

Lawrence J. Ruisi

Transactions with Related Persons

Related-Person Transactions Policy and Procedures

Any related-person transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or another independent body of the Board. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related persons include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related person transactions, each year, we require our directors and executive officers to complete questionnaires identifying any transactions with us in which the executive officer or director or their family members has a Certain Related Person Transactions interest. In addition, the Governance and Nominating Committee determines, on an annual basis, which members of our Board meet the definition of “independent” as defined in the rules of NASDAQ, and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

Certain Related Person Transactions

Other than as set forth in the compensation arrangements set forth under the caption “Executive Compensation,” since April 1, 2010 there has not been, nor is there currently proposed, any transaction in which we were or will be a participant and in which the amount involved exceeded $120,000 and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for consideration at forthcoming stockholder meetings provided that they comply with the proxy rules promulgated by the SEC and our bylaws. Stockholders wishing to present a proposal at our 2012 Annual Meeting of Stockholders must submit such proposal to us by             , 2011 if they wish for it to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under our bylaws, a stockholder wishing to nominate a person to our Board at the 2012 Annual Meeting of Stockholders (but not include such nomination in the proxy statement) or wishing to make a proposal with respect to any other matter (but not include such proposal in the proxy statement) at the 2012 Annual Meeting of Stockholders, must submit notice of the proposal or nomination and the required information to us between February 10, 2012 and March 11, 2012; provided, however, if the 2012 Annual Meeting of Stockholders occurs on a date more than 30 days earlier or 60 days later than the anniversary of the Annual Meeting, then to be timely the required information must be delivered by the stockholder no later than 75 days prior to and no earlier than 105 days prior to the 2012 Annual Meeting of Stockholders or 10 days following the day on which public announcement (in a filing under the Exchange Act or by press release) of the date of the 2012 Annual Meeting of Stockholders is first made by our Board.

A stockholder’s notice of proposal shall include (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (b) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner. See “Consideration of Director Nominees; New Nominees for Director – Stockholder Nominees” for a discussion of the information required to be submitted with stockholder director nominations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our officers who are required to file Section 16(a) forms and our directors, we believe that all Section 16(a) filing requirements were met during the Transition Period, except that one Form 4 during the Transition Period, which covered the granting of stock options and restricted stock units of our common stock to John Mutch, was not filed timely.

ANNUAL REPORT

A COPY OF OUR TRANSITION REPORT ON FORM 10-K FOR THE TRANSITION PERIOD FOR THE NINE-MONTH PERIOD ENDED DECEMBER 31, 2010, AS FILED WITH THE SEC, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE TRANSITION REPORT ON FORM 10-K FOR NINE-MONTH PERIOD ENDED DECEMBER 31, 2010 TO: SECRETARY, ADPT CORPORATION, 691 SOUTH MILPITAS BOULEVARD, SUITE 208, MILPITAS, CALIFORNIA 95035.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the Board may recommend.

Whether or not you plan to attend the Annual Meeting, please cast your vote online, via telephone, or complete, date, sign and promptly return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors,

Mary L. Dotz

Vice President, Chief Financial Officer and

Corporate Secretary

APPENDIX A

PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION

TO IMPLEMENT THE REVERSE STOCK SPLIT

This amendment assumes for illustrative purposes only, an exchange ratio of 1-for-500 for the reverse split, which will be followed by a forward split with an exchange ratio of 150-for-1 in a subsequent amendment.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ADPT CORPORATION.

ADPT Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each five hundred (500) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury stock shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.001 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, ARTICLE FOUR, Part 1 of the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety as follows:

Part 1. Authorized Capital Stock. (A) This Corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 121,000,000 shares consisting of:

(i) 120,000,000 shares of Common Stock, $.001 per share par value; and

(ii) 1,000,000 shares of Preferred Stock, $.001 per share par value of which Two-Hundred Fifty Thousand (250,000) shares have been designated Series A Participating Preferred Stock.

(B) Effective as of the effectiveness of the amendment to this Certificate of Incorporation amending and restating this Part 1 to ARTICLE FOUR (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-five hundredth (1/500th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or

A-1

paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any stockholder of record of fewer than 500 shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, the Corporation’s transfer agent shall aggregate all such fractional shares and sell them as soon as practicable after the effective time of this Amendment at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.”

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this     day of                     , 2011.

ADPT CORPORATION

By:
Name:
Title:

A-2

APPENDIX B

PROPOSED FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION

TO IMPLEMENT THE FORWARD STOCK SPLIT

This amendment assumes an exchange ratio of 150-for-1 for the forward split for illustrative purposes only.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ADPT CORPORATION.

ADPT Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Time”), each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding or held by the Corporation as treasury stock shall be converted into one hundred fifty (150) shares of the Corporation’s Common Stock, par value $0.001 per share, as constituted following the Effective Time.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is added immediately after ARTICLE FOUR, Section 1(b) of the Certificate of Incorporation of the Corporation:

“(c) Effective as of the effectiveness of the amendment to this Certificate of Incorporation adding Section (c) to ARTICLE IV, Section 1 (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock immediately prior to the effectiveness of this Amendment, and any fractional share of Common Stock held by a stockholder who holds in excess of one (1) share of Common Stock immediately prior to the time this Amendment becomes effective shall and is hereby automatically reclassified and changed (without any further act) into one hundred fifty (150) fully-paid and nonassessable shares of Common Stock (or, with respect to fractional shares of Common Stock, such lesser number of shares of Common Stock and fractional shares as may be applicable based upon such 150 for 1 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares of Common Stock shall be issued to any stockholder of record immediately following the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, the Corporation’s transfer agent shall aggregate all such fractional shares and sell them as soon as practicable after the effectiveness of this Amendment at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.”

B-1

FOURTH: That, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

FIFTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this     day of                     , 2011.

ADPT CORPORATION

By:
Name:
Title:

B-2

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ADPT CORPORATION

ADPT Corporation

Proxy for 2011 Annual Meeting of Stockholders

May 25, 2011

The undersigned stockholder(s) of ADPT Corporation, a Delaware corporation, hereby appoints Mary Dotz and John Quicke, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2011 Annual Meeting of Stockholders to be held at              on Wednesday May 25, 2011 at             , local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present in the manner indicated by the undersigned stockholder on the reverse side of this card, and to vote on all other matters properly coming before the meeting. If the undersigned stockholder does not indicate how the shares are to be voted, the Proxies will vote in accordance with the Board of Directors’ recommendations on the matters listed on the reverse side of this card.

The Board of Directors recommends a Vote FOR the listed nominees, FOR Proposals 2, 3 and 5, and FOR one (1) Year on Proposal 4.

^ FOLD AND DETACH HERE ^

YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark your votes as indicated in this example ☒

1. Election of directors to serve a one-year term.

01 Jon S. Castor	FOR	AGAINST	ABSTAIN
	☐	☐	☐

02 Jack L. Howard	FOR	AGAINST	ABSTAIN
	☐	☐	☐

03 Warren G. Lichtenstein	FOR	AGAINST	ABSTAIN
	☐	☐	☐

04 John Mutch	FOR	AGAINST	ABSTAIN
	☐	☐	☐

05 John J. Quicke	FOR	AGAINST	ABSTAIN
	☐	☐	☐

06 Lawrence J. Ruisi	FOR	AGAINST	ABSTAIN
	☐	☐	☐

2. Approval of the proposal giving our Board of Directors the authority to effect, in its discretion prior to our 2012 Annual Meeting of Stockholders, a reverse split of our outstanding and treasury shares of common stock, at an exchange ratio ranging between 1-for-100 and 1-for-500, with the exact exchange ratio to be determined by our Board of Directors in its sole discretion, immediately followed by a forward split of our outstanding and treasury common stock, at an exchange ratio ranging between 10-for-1 and 150-for-1, with the exact exchange ratio to be determined by our Board of Directors in its sole discretion, by filing amendments to our Certificate of Incorporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve, on an advisory basis, the compensation of ADPT’s Named Executives Officers	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Advisory vote to designate the frequency of future advisory votes on the compensation of ADPT’s Named Executive Officers.	1 Yr ☐	2 Yrs ☐	3 Yrs ☐	ABSTAIN ☐

5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	FOR ☐	AGAINST ☐		ABSTAIN ☐

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to provide the full name of the corporation and the signature of the authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2011 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Signature(s)	Dated	, 2011

^ FOLD AND DETACH HERE ^